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                                     LEASE

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                                TABLE OF CONTENTS

 1. BASIC LEASE DATA AND EXHIBITS............................................1
 2. PREMISES.................................................................2
 3. LEASE TERM...............................................................4
    (a) Base.................................................................4
    (b) Additional Term......................................................4
 4. RENT.....................................................................8
 5. TENANT'S CONTRIBUTION....................................................9
 6. LATE CHARGE; INTEREST...................................................11
 7. DEPOSIT.................................................................11
 8. USES; PROHIBITIONS......................................................13
 9. COMPLIANCE WITH LAW; HAZARDOUS MATERIALS................................13
10. UTILITIES; SERVICES; TAXES AND OTHER CHARGES............................16
11. COMPLETION OF PREMISES; ALTERATIONS.....................................17
12. MAINTENANCE AND REPAIRS.................................................19
13. COMMON AREAS............................................................20
14. LIENS...................................................................21
15. INDEMNITY...............................................................21
16. TENANT'S INSURANCE......................................................22
17. WAIVER OF SUBROGATION...................................................23
18. ASSIGNMENT AND SUBLETTING...............................................23
19. ASSIGNMENT BY LANDLORD..................................................25
20. DESTRUCTION OF PREMISES.................................................25
21. EMINENT DOMAIN..........................................................27
22. BUILDING RULES AND REGULATIONS..........................................28
23. HOLDING OVER............................................................28
24. ENTRY BY LANDLORD.......................................................28
25. TENANT'S DEFAULT........................................................29
26. REMEDIES CUMULATIVE; WAIVER.............................................31
27. DEFAULT OF LANDLORD.....................................................31
28. SURRENDER OF PREMISES...................................................32
29. SIGNS...................................................................32
30. GENERAL PROVISIONS......................................................32
31. CONTINGENCIES...........................................................36
32. INTENTIONALLY DELETED...................................................37
33. RIGHT OF FIRST OFFER....................................................37
34. TENANT REQUESTED ALTERNATES.............................................38
35. LEASEHOLD MORTGAGE......................................................38
36. UNION LABOR.............................................................40
37. RIGHT OF FIRST OFFER....................................................40
38. CONFIDENTIALITY.........................................................41


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                                      LEASE


      THIS LEASE made this 21st day of January, 1998 between 2601 ELLIOTT LLC, a Washington limited liability company ("Landlord") and REALNETWORKS, INC., a Washington corporation ("Tenant") on the following terms and conditions:

      1. BASIC LEASE DATA AND EXHIBITS The following terms shall have the meanings set forth in Paragraph 1 hereof unless otherwise specifically modified by the terms of this Lease:

         (a) BUILDING: Known as Seattle Trade Center, 2601 Elliott Avenue, Seattle, Washington (including the skybridge connecting the Building with the Garage (unless Landlord is required by applicable governmental authority to close or remove such skybridge), but not the Garage), situated on real property described more particularly in Exhibit A hereto.

         (b) PREMISES: Initially consisting of a floor area of approximately one hundred forty eight thousand (148,000) rentable square feet, on all five floors of the north portion of the Building, as indicated by cross hatching on the floor plans attached hereto as Exhibit B, (such 148,000 RSF shall hereinafter be referred to as the "Initial Premises") and thereafter expanding in accordance with the terms of paragraph 2 hereof.

         (c) TENANT'S PERCENTAGE OF BUILDING: Initially 45.02% (148,000 / 328,775), as adjusted from time to time by Landlord to reflect increases in the size of the Premises and/or Building or decreases therein due to damage to or condemnation of the Premise and/or Building.

         (d) COMMENCEMENT DATE: April 1, 1999 or such earlier or later date as provided in paragraph 3 hereof.

         (e) EXPIRATION DATE: The day preceding the twelfth (12th) anniversary of the Commencement Date.

         (f) BASIC MONTHLY RENT: $160,333 per month, as adjusted from time to time in accordance with the terms of paragraph 4(b) hereof.

         (g) GARAGE: That certain above ground parking structure containing approximately 622 parking stalls, which structure is located adjacent to the Building on real property described more particularly in Exhibit A-1 hereto.

         (h) DEPOSITS: (a) $160,333 in prepaid rent and (b) an escrowed depositary account of $6,000,000 or a letter of credit in the amount of $6,000,000.00.

         (i) INTENTIONALLY DELETED


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         (j) NOTICE ADDRESS:

                        Landlord:   c/o Martin Smith Inc.
                                    1109 First Avenue, Suite 500
                                    Seattle, Washington 98101
                                    Attention:  Jeff Roush

                        Tenant:     RealNetworks, Inc.
                                    1111 Third Avenue, Suite 2900
                                    Seattle, Washington 98101
                                    Attention:  Chief Financial Officer

                        With
                        copy to:    RealNetworks, Inc.
                                    1111 Third Avenue, Suite 2900
                                    Seattle, Washington 98101
                                    Attention:  General Counsel

         (k) USE: General office and related purposes and support functions, including kitchen and satellite data transmission reception.

         (l) INTENTIONALLY DELETED

         (m) EXHIBITS:

      Exhibit A:              Legal description of real property on which
                              Building is located.

      Exhibit A-1:            Legal description of real property on which Garage
                              is located.

      Exhibit B:              Floor plans showing location of Initial Premises.

      Exhibit C:              Work letter describing Landlord's Work, the TI
                              Work, and the Tenant Requested Alternates.

      Exhibit D:              Operating Cost Exclusions.

      Exhibit E:              Janitorial Standards.

      2. PREMISES

         (a) Landlord does hereby lease the Premises to Tenant and Tenant hereby leases the Premises from Landlord on the terms and conditions hereinafter stated. The Premises are located in the Building. The Premises shall be jointly measured by Landlord's architect and the "Architect" (as defined in Exhibit C) after completion of Landlord's Work with respect to the Initial Premises, and again after completion of Landlord's Work with respect to the Future Premises in accordance with the Building Owner's and Managers Association International definition of

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"rentable square feet" ("RSF") in effect as of the date of this Lease, and the jointly agreed upon measurements shall be binding on both parties. If such measurements reflect variations in Premises areas from the estimated areas of the Initial Premises and Future Premises described in this Lease, then the parties shall promptly execute an amendment to this Lease to correct such discrepancies and to adjust the basic monthly rent and Tenant's percentage of the Building accordingly.

         (b) The Initial Premises shall consist of the northerly most 30,000 RSF (approximately) on four of the five floors (namely, Ground, 1, 2 and 3) in the north portion of the Building (but with the understanding that the top two floors will be roughly 4,000 RSF smaller because of the existence of the atrium), and the northerly most 35,000 RSF (approximately) on Floor 4, as shown with shading on the floor plans attached hereto as Exhibit B. The Building contains five full floors of approximately 60,000 RSF per floor, plus a partial sixth floor on what was the roof of the south portion of the Building, which partial floor contains approximately 33,000 RSF and is fully occupied by the Art Institute of Seattle ("AIS"). AIS also occupies approximately 2,000 square feet of lobby/reception space on the Elliott Avenue level of the Building (such lobby/reception area shall hereinafter be referred to as the "AIS Elliott Level Space").

         (c) The phrase "Future Premises" is hereby defined to mean the balance of the interior leaseable space on either Floor 1,2,3 or 4. Landlord shall advise Tenant which one of those 4 Floors Landlord has chosen for the Future Premises in a writing delivered to Tenant on or before July 1, 1999. If Landlord designates Floor 2 or 3, the Future Premises will contain approximately 30,000 RSF. If Landlord designates Floor 1, the Future Premises will contain roughly 22,000 to 28,000 RSF, because the Future Premises may not include the AIS Elliott Level Space and will not include a lobby on the Elliott Avenue level of the Building to serve the upper floors on the south portion of the Building. If Landlord designates Floor 4, the Future Premises will contain approximately 25,000 RSF. The Premises shall initially consist of just the Initial Premises, but shall be expanded to include the Future Premises, with Landlord's Work therein substantially completed, on the Future Premises Commencement Date (as used herein, the Ground Floor shall mean the Alaskan Way level, Floor 1 shall mean the Elliott Avenue level, Floor 2 shall be the first level above Elliott Avenue, etc.).

As used in this Lease, the word "Premises" shall be deemed to include the Initial Premises and, once it has been added thereto, the Future Premises. Subject to the terms and limitations contained in paragraph 30(p), Landlord reserves all air rights over the Building, the exterior and roof thereof, all space under the bottom floor of the Premises and, following reasonable notice to Tenant, the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises in locations which will not (i) interfere with Tenant's use of the Premises or Tenant's operations thereon, (ii) increase the cost of the TI Work, (iii) increase Tenant's operating costs or
(iv) materially alter the aesthetic appearance of the Premises. Landlord also reserves the right to alter and expand the Building, provided Tenant's visibility from the Premises and quiet enjoyment of the Premises is not materially affected thereby; to change the name thereof (except to the extent such right is restricted in paragraph 29) and to alter, expand and rearrange the common areas and facilities thereof, provided that Tenant's access into the Premises is not materially and negatively affected thereby.


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      3. LEASE TERM

         (a) Base. This Commencement Date specified in paragraph 1(d) is an estimate of the actual Commencement Date. The actual Commencement Date shall be the earlier of (a) the date on which Tenant both occupies all or any portion of the Initial Premises and is no longer obligated to pay rent (other than past due rent) at 1111 Third Avenue in Seattle (Tenant will seek termination of such rental obligation diligently and in good faith, but Tenant will not be required to pay for a release from future rental obligations unless Landlord makes the payment for Tenant) or (b) that day which is ninety (90) days after the date on which Landlord delivers the Initial Premises to Tenant with the Landlord's Work, as that phrase is defined in Exhibit C in substantially complete condition. Landlord shall give Tenant at least six (6) months' prior written notice of its anticipated delivery date for the Initial Premises in substantially complete condition (hereinafter referred to as the "Specified Delivery Date"). The "FP Commencement Date" shall be that date which is seventy five (75) days after the date on which Landlord delivers the Future Premises to Tenant with the Landlord's Work in substantially complete condition. Tenant hereby agrees that it will in all events and at all times diligently and in good faith endeavor to complete its tenant improvements as soon as is reasonably possible and that it will occupy the portion of the Premises in question promptly after substantial completion of such tenant improvement work. Landlord hereby agrees that it will allow Tenant's tenant improvement contractors to begin the TI Work (as defined in Exhibit C) prior to substantial completion of the Landlord's Work, provided such does not unreasonably interfere with completion of the Landlord's Work, and Tenant hereby agrees that it will direct its tenant improvement contractors to avail themselves of such opportunity, provided such does not materially increase the cost of completion of the TI Work. Landlord shall take all reasonable steps to assure that the Specified Delivery Date is between October 1, 1998 and March 31, 1999, and Landlord shall take all reasonable steps to assure delivery of the Future Premises with the Landlord's Work in substantially complete condition on or before February 1, 2000. Delays in delivery of the Initial Premises or Future Premises beyond the specified paragraph 1(d) Commencement Date or the target FP Commencement Date, as the case may be, will result in the abatement of rent on such portion until the later Commencement Date (or later FP Commencement Date), but will not void the Lease, give the Tenant a right of cancellation or render Landlord liable to Tenant for loss or damage. Notwithstanding the foregoing, however, the failure of Landlord to deliver the Initial Premises in substantially complete condition by that day which is one (1) month after the Specified Delivery Date shall expose Landlord to liability for the actual damages suffered by Tenant as a result of such delay, except to the extent that the delay was of the force majeure type described in paragraph 30 (i) below, in which case the actual damages suffered by Tenant shall be split equally between Landlord and Tenant, on the understanding that in no event shall Landlord's share of any such force majeure-caused actual damages of Tenant exceed $1,000,000 (however, Landlord acknowledges that if another tenant occupying a portion of the Initial Premises rightfully or wrongfully refuses to relinquish its premises, such shall not be deemed to be a force majeure). This Lease shall expire on the Expiration Date. Although the Lease Term does not commence until the Commencement Date, all provisions hereof, other than the requirement to pay rent and additional rent, shall apply during the period commencing on the date Tenant or its agents or contractors are first permitted on the Initial Premises or portion of the Future Premises in question.

         (b) Additional Term. So long as Tenant is not then in default under this Lease, Tenant shall have the option to extend the term of this Lease for one (1) additional term of either three (3) years or ten (10) years, at Tenant's choice (the "Additional Term"). To exercise its

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option to extend this Lease for the Additional Term, Tenant must deliver to
Landlord a written notice (an "Option Notice") exercising its renewal option at least eighteen (18) months (but not more than twenty four (24) months) prior to the Expiration Date, which Option Notice must specify Tenant's irrevocable election as to whether the Additional Term will be 3 years or 10 years. All of the terms and conditions of this Lease shall apply during the Additional Term except (i) the base annual rent shall be an amount mutually agreed to by Landlord and Tenant or determined by arbitration as set forth below; (ii) unless otherwise agreed by Landlord in writing, there shall be no further renewal options after the commencement of the Additional Term; and (iii) there shall be no Landlord-provided tenant improvements, cash allowances, lease assumptions or other Landlord concessions during the Additional Term. When the rental rate for the Additional Term is determined, whether by agreement of the parties or pursuant to arbitration as provided below, Landlord and Tenant shall execute an amendment to this Lease setting forth the new base rent for the Premises, the extended term and such other terms, if any, as may be applicable. If at the time Tenant delivers the Option Notice to Landlord, or at any time between such date and the commencement date of the Additional Term, Tenant defaults under this Lease and fails to cure its default within the applicable cure period, if any, Landlord may declare the Option Notice null and void by written notice to Tenant. The base annual rent for the Additional Term shall be the then "Fair Market Rent" (defined below) for the Premises. The term "Fair Market Rent" means the rate per rentable square foot per year (including increases therein, if any, over the Additional Term) that a willing, non-equity tenant would pay in an arms-length transaction for comparable space (including the Premises and/or other comparable space in the Building) in a comparable building located between Royal Brougham Avenue on the south and north/northeast 45th Street on the north in Seattle, Washington, Puget Sound on the West and Lake Washington on the East (the "Agreed Area") for leases having a 3 or 10 year term, as the case may be. The determination of whether a particular building or space or rental rate is "comparable" or not shall be made after taking into consideration all pertinent factors, including, but not limited to, the ability to use the roof for satellite communications equipment, the location of the building, views from the building (if any), the floor plates in the building, the amount and cost of parking available in connection with the building, the condition and quality of the mechanical and electrical systems in the building, the perceived uniqueness or "charm" attributed to the building, (if any), the term of lease, the size of the space in question, the age and condition of the building and tenant improvements in the space in question in the building, the presence or absence of improvements being made by the landlord, the presence or absence of any allowances or incentives being paid or provided to the tenant by the landlord (although, the dollar value of any moving allowances or commissions being paid by the landlord shall be reduced by one half before being taken into consideration), the operating costs of the building, the level and nature of services being provided by the landlord (with and without charge), access to public transportation and amenities. If it is determined that there are not an adequate number of comparable buildings or comparable spaces in order to have an appropriately broad enough spectrum to determine Fair Market Rent, buildings and spaces that are not comparable may nonetheless be included, provided appropriate adjustments are made in the Fair Market Rent calculation to take into consideration the attributes that are different between the building in question and the Building or the space in question and the Premises. Notwithstanding any statement to the contrary contained anywhere else in the Lease, the Fair Market Rent is to be determined prospectively, as of the commencement date of the Additional Term, taking into account economic conditions and trends. It is not to be determined as of the time of negotiation

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or arbitration. In other words, the parties or the arbitrator shall endeavor to analyze the status of the market as of the projected commencement date of the Additional Term. Landlord and Tenant agree Fair Market Rent, and thus the base annual rent for the Additional Term, shall be determined as follows:

                  (i) Promptly after Landlord receives the Option Notice, the parties (or their designated representatives) shall meet and attempt to agree on Fair Market Rent for the Additional Term. If the parties have not agreed on the Fair Market Rent for the Additional Term within one hundred twenty (120) days after Landlord receives the Option Notice, then unless otherwise agreed in writing by the parties, the matter shall be submitted to arbitration in accordance with the terms of the following paragraphs. The last day of such one hundred twenty (120) day period (as the same may be extended by the written agreement of the parties) is referred to in this Lease as the "Arbitration Commencement Date".

                  (ii) If the parties are unable to reach agreement on Fair Market Rent during the period specified in paragraph 3(b)(i), then within fifteen (15) days thereafter either party may advise the other in writing of the name and address of its arbitrator. The arbitrator shall be a real estate appraiser (MAI or a member of a successor organization, if the Institute no longer exists) with at least ten (10) years of experience with commercial office building rental rates in the Agreed Area. Within ten (10) business days after receipt of such notice from the initiating party (the "Instigator") designating its arbitrator, the other party (the "Recipient") shall give notice to Instigator, specifying the name and address of the person designated by Recipient to act as arbitrator on its behalf who shall be similarly qualified. If Recipient fails to notify Instigator of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Instigator shall be the arbitrator to determine the issue. The duty of the arbitrator(s) shall be to determined the Fair Market Rent. If two (2) arbitrators are so chosen, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and, if within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then presiding judge of King County Superior Court acting in his or her private non-judicial capacity, and the other party shall not raise any question as to such Judge's full power and jurisdiction to entertain the application for and make the appointment, and the parties agree to indemnify and hold the presiding judge fully and completely harmless from and against all claims arising out of the presiding judge's appointment of an arbitrator. The three (3) arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedure set forth in this Section. The arbitrators selected by each of the parties shall state in writing his or her determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his or her determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The

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resolution he or she chooses as most closely approximating his or her determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

                        (A) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share equally the fee and expenses of the third arbitrator, if any, and the attorneys' fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

                        (B) The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

         (c) Termination Option. Tenant shall have the one-time right to terminate this Lease on the seventh (7th) anniversary of the Commencement Date (hereinafter referred to as the "Early Termination Date"), provided that (1) Tenant gives Landlord a written notice on or before that day which is sixty six
(66) months after the Commencement Date (i.e., on or before that date which is 18 months prior to the Early Termination Date) in which Tenant irrevocably and unconditionally elects to terminate on the Early Termination Date, and (2) Tenant delivers to Landlord together with such early termination notice the sum of five million dollars ($5,000,000), which $5,000,000 shall hereinafter be referred to as the "Termination Payment". Landlord and Tenant agree that the Termination Payment represents reasonable compensation to Landlord, all things considered. The parties further agree that the Termination Payment is not a penalty and is akin to liquidated damages. In arriving at these conclusions, the parties have considered all pertinent factors and criteria, including, but not limited to, the following: (i) the uncertainty as to whether the leasing market as of the Early Termination Date will be weak, thereby exposing Landlord to lengthy periods of vacancy and potentially lower rents; (ii) the probability that Landlord will have to pay for new tenant improvements for the replacement tenant or tenants; (iii) the possibility that Landlord may have to pay leasing commissions and/or moving expenses for the replacement tenant or tenants; (iv) the impact of the early termination option on Landlord's ability to secure favorable loan terms on both its construction and permanent loan; (v) the risk that Landlord will be unable to secure a fixed rate of interest on its permanent loan for a 10 or 12 year term, thereby exposing Landlord to the possibility of substantially higher interest rates in 5 or 7 years; (vi) the impact of the early termination option on the financial terms Landlord will be able to negotiate with its future financial partners/members; etc. In the final analysis, after acknowledging it would be impractical and extremely difficult to calculate the actual financial impact to Landlord of the early termination option and/or its exercise by Tenant, and after further acknowledging that such actual financial impact could be much more or less than the Termination Payment, the parties have concluded that the Termination Payment reasonably estimates those financial impacts, using

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all information available as of the date of the execution of this Lease.
Moreover, Tenant hereby waives any right, now or hereafter existing, which would allow Tenant to claim a refund of all or any portion of the Termination Payment on the grounds that such constitutes a penalty or otherwise.

      4. RENT

         (a) Tenant shall pay Landlord without notice or demand the basic monthly rent specified in paragraph 1(f) hereof, as adjusted from time to time in accordance with the terms of paragraph 4(b) hereof, and Additional Rent due hereunder, without offset or deduction, except as expressly provided herein, in lawful money of the United States on or before the first day of each month at Landlord's address set forth in paragraph 1(j) hereof or to such other party or at such other place as Landlord shall from time to time direct. Rent for partial months shall be prorated.

         (b) The basic monthly rent specified in Paragraph 1 (f) is based on an annual rental rate of $13.00 per RSF per year and an Initial Premises area of 148,000 RSF. If the actual size of the Initial Premises varies slightly (a material variation is not permitted), such basic monthly rent shall be adjusted accordingly. Commencing on the first anniversary of the Commencement Date and continuing on each Commencement Date anniversary thereafter throughout the base term of this Lease, the base rent per RSF per year applicable to all RSF then in the Premises shall increase by $.75 over the amount in effect the prior year. Thus, the base rent schedule is as follows:

                 Year                              Base Rent per RSF
                   1                                    $13.00
                   2                                    $13.75
                   3                                    $14.50
                   4                                    $15.25
                   5                                    $16.00
                   6                                    $16.75
                   7                                    $17.50
                   8                                    $18.25
                   9                                    $19.00
                  10                                    $19.75
                  11                                    $20.50
                  12                                    $21.25




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         (c) In addition to basic monthly rent, all other sums to be paid or reimbursed by Tenant to Landlord, whether or not so designated, shall be "additional rent" for the purposes of this Lease. If Tenant defaults in the performance of any of its obligations hereunder, Landlord may, after notice and the expiration of the applicable cure period, but shall not be obligated to, perform such obligations, and the cost thereof to Landlord shall also be additional rent. Unless otherwise specifically provided herein, Tenant shall pay Landlord all additional rent within ten (10) business days after Tenant's receipt of an invoice therefor.

      5. TENANT'S CONTRIBUTION

         (a) Before the commencement of each calendar year during the Lease Term Landlord will notify Tenant in writing of Landlord's estimate of the estimated Operating Costs and Real Property Taxes for the Building for the coming year and the amount thereof allocable to Tenant ("Tenant's Share"), based on Tenant's Percentage of the Building, as defined in paragraph 1(c). Tenant shall pay one-twelfth (1/12th) of such Tenant's Share in advance on the first day of each month of such year. At the end of each year, or at the expiration or sooner termination of the Lease term, Landlord will compute Tenant's Share for such year, based on actual costs and provide Tenant with an accounting thereof within one hundred twenty (120) days after the end of such period. If Tenant's Share for such year is greater than the amounts already paid by Tenant as contribution for such year, Tenant shall pay Landlord the deficiency within ten (10) business days of its receipt of the accounting. If the amounts paid by Tenant as contribution for such year exceeds Tenant's Share, then Landlord shall credit such excess to the payment of rent and additional rent which may thereafter become due; provided, however, upon the expiration or sooner termination of the Lease term, Landlord shall refund such excess to Tenant. If at any time, but not more frequently than once each year, Landlord obtains additional information regarding expenses, Landlord may at its election adjust the amount of the monthly contribution installments due during the balance of the year to reflect such additional information, by giving Tenant written notice thereof, which notice shall also state the amount of the deficiency, if any, in the prior monthly payments for the calendar year. Tenant shall pay any such deficiency within ten (10) business days of its receipt of the notice and shall make the adjusted monthly payments for the remainder of the calendar year.

         (b) For purposes of this paragraph 5, the following definitions shall apply:

                  (i) "Operating Costs" shall mean all costs and expenses paid or incurred by Landlord for maintaining, operating, repairing, replacing, owning and administering the Building (including common areas and facilities), and the personal property used in conjunction therewith, including, without limitation, the costs of refuse collection, water, sewer, electricity, heat, air conditioning, fuel, light, fire protection, and other utilities; services; supplies; janitorial and cleaning services; window washing; snow, garbage and refuse removal; security services and systems; landscape maintenance; services of independent contractors; compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance, repair, replacement and administration of the Building, its equipment, and common areas and facilities; all insurance premiums (including premiums for rental interruption insurance) and deductibles (provided that the latter are commercially reasonable); licenses, permits and inspection fees; subsidies and other payments required by public bodies, including those for traffic signals and controls and for parking and fire protection; a property management fee (the parties

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hereby agree that, notwithstanding any other statement contained anywhere else in this Lease or in any of the Exhibits to this Lease, the property management fee for which Tenant shall be 100% liable shall be three and one quarter percent (3 1/4%) of all base rent, Operating Costs and Real Property Taxes due from Tenant each year (payable in equal monthly installments as described above in paragraph 5(a)), and such 3 1/4% figure shall be fixed as to Tenant during the entire term of this Lease, including the Additional Term if the option for such is exercised, regardless of whether such is deemed to be above or below market; such 3 1/4% management fee shall not be charged against utility payments billed directly to and paid directly by Tenant on Tenant's separately metered utilities or against any other expense which is contracted for directly by Tenant, billed directly to Tenant and paid directly by Tenant); reasonable legal and accounting expenses and all other expenses or charges of every kind and nature whether or not herein above described which, in accordance with generally accepted accounting and management practices, would normally be considered an expense of maintaining, operating, repairing, replacing or administering the Building, after excluding those costs identified in Exhibit D and: (a) costs of any special services rendered to individual tenants (including Tenant) for which a special charge is made; (b) Real Property Taxes; (c) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except Operating Costs shall include amortization of capital improvements made subsequent to the initial redevelopment of the Building which are designed with a reasonable probability of improving the operating efficiency of the Building; provided that such amortization costs shall not exceed expected savings in operating costs resulting from such capital improvements and except as outlined in paragraph 13(c)), and (d) costs incurred in repairing or replacing portions of the common area lobbies, hallways and bathrooms that are located outside of the Premises and are inaccessible from the Premises, on the understanding that routine janitorial expenses, light bulb replacement expenses and other expenses pertaining to such areas that are incurred on roughly an equivalent basis both inside and outside of the Premises shall be included in Operating Costs. Landlord and Tenant acknowledge and agree that it is their mutual desire and intent that, to the degree it is reasonably practical and economically feasible to do so, the Premises should operate as an independent cost center. For example, Landlord and Tenant desire that as many of the utilities consumed in the Premises as possible be separately metered and paid for in full by Tenant unless the cost of separate metering is prohibitive (the parties will split equally the cost of any non-prohibitive separate metering, except the expenses required to segregate the HVAC system serving the Premises from the HVAC system serving the balance of the Building shall be paid by Landlord), and to the extent this desire is realized, Tenant will not be obligated to pay any portion of the separately metered utility or utilities in question consumed in other leased premises, but Tenant shall remain liable for its prorata share of such utilities consumed in common areas that are directly accessible from the Premises and serve the Premises; and Landlord and Tenant desire that the janitorial company operating in the Building bill for its work in the Premises separate from its work in other leased portions of the Building, in which case Tenant shall pay all of the bill for the janitorial services in the Premises and, notwithstanding language to the contrary in subparagraph (d) above, none of the bill for janitorial services in other leased portions of the Building (but Tenant shall continue to be liable for its prorata share of the expense of janitorial services performed in common areas that are directly accessible from the Premises and serve the Premises (e.g., the skybridge, the lobby adjacent to the skybridge, the first floor lobby in the south portion of the building, etc). Other examples may include elevator maintenance (again, if Tenant paid all the costs incurred in maintaining the elevators located within the Premises, it would nonetheless continue to be liable for an equitable portion of the expenses incurred in maintaining elevators located outside of the Premises, to the extent of Tenant's use of such elevators relative to their use by the other tenants and occupants of the Building) and security costs (e.g., if Tenant wanted its own security person in the Premises, it would pay for that person, it would pay little or none (depending on what was equitable under the circumstances) of the expenses incurred in maintaining security in the balance of the Building during the hours that Tenant has its own security person in its Premises and it would pay an equitable portion of the security expenses incurred by the Building as a whole during the hours that Tenant does not have its own security person in its Premises).

                  (ii) "Real Property Taxes" shall mean all taxes on the Building (including all tenant improvements and common areas and facilities) and on personal property used in conjunction therewith; surcharges and all local improvement and other assessments (including surface water and storm water charges) levied with respect to the Building and all other property of Landlord used in connection with the operation of the Building; and any taxes levied or assessed in addition to or in lieu of, in whole or in part, such real or personal property taxes, or any other tax upon leasing of the Building or rents collected therefrom, other than any federal or state income or franchise tax.

         (c) Landlord covenants to maintain full and complete books and records on a consistent basis with respect to Operating Costs and Real Property Taxes. Tenant may, within twenty four (24) months after its receipt of Landlord's annual accounting of such expenditures, have Landlord's records of such expenditures associated with that calendar year, including underlying contracts, reviewed by Tenant or its agent (provided such agent is being compensated on an hourly basis, not a contingent fee basis), but shall not audit Landlord's records of Common Area Maintenance expenditures for any Lease year more than once. If Tenant in good faith contends the annual statement indicates noncompliance with the provisions of this paragraph 5, Tenant shall notify Landlord in writing within three (3) months after the two (2) year period described above, informing Landlord of the amount of the overpayment and providing Landlord with reasonable supporting documentation, and Landlord shall pay such amount within fifteen (15) business days thereafter with interest thereon at the rate specified in paragraph 6 below, unless Landlord in good faith contests such amount. The cost of Tenant's review shall be borne by Tenant unless Tenant's review discloses an error of three and one half percent (3 1/2%) or more, in which case the reasonable expenses of the review, in addition to the amount of any overpayment, shall be paid by Landlord to Tenant within ten (10) days after determination of such sum

      6. LATE CHARGE; INTEREST Time is of the essence of this Lease. If Tenant fails to pay any amount due hereunder within ten (10) days of the due date, a late charge equal to two percent (2%) of the unpaid amount shall be assessed and be immediately due and payable. In addition, interest shall accrue at a rate equal to the higher of (i) twelve percent (12%) or (ii) three percent (3%) in excess of the publicly quoted prime lending rate of Bank of America NT&SA, as it stood on the date of the default, from the date due until paid on any minimum or additional rent which is not paid when due.

      7. DEPOSIT Tenant shall deposit with Landlord the prepaid rental deposit specified in paragraph 1(h) and, both as partial consideration for the execution of this Lease and to ensure Tenant's faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof, Tenant shall on or before the closing of Landlord's purchase of the Building, either (a) deposit with Transnation Title Insurance Company

("Escrow Agent") the $6,000,000 deposit specified in paragraph 1(h) (the "Escrowed Deposit") or (b) maintain for Landlord's benefit the below-described $6,000,000 standby letter of credit . The $160,333 rental deposit shall constitute prepaid rent and shall be credited against the first rent due from Tenant under the Lease, until exhausted. The determination as to whether the $6,000,000 will be in the form of the Escrowed Deposit or the letter of credit shall be Landlord's and shall be made at least two (2) weeks prior to the date on which Landlord closes its purchase of the Building. If Landlord selects the Escrowed Deposit, such must provide security to Landlord that is substantially equivalent to that provided for by way of a letter of credit (e.g., the ability to draw on demand with the below-outlined affidavit and without Tenant's consent; a set of parameters that make the Escrowed Deposit as unreachable by parties other than Landlord in the event of bankruptcy of Tenant as would be the case with a letter of credit; etc) and such must provide that interest earned on the Escrowed Deposit shall be for the account of Tenant and may be disbursed to Tenant no more frequently than monthly. Notwithstanding the foregoing, if the Escrowed Deposit provides security to Landlord that is substantially equivalent to that provided for by way of a letter of credit, with the exception that it exposes Landlord to a greater risk in the event of a bankruptcy on the part of Tenant, Landlord will nonetheless accept the Escrowed Deposit on the conditions that (1) Tenant's cash, cash equivalents and short term investments (including the Escrowed Deposit itself, but not including dollars in the pledge account described below in paragraph 11(b)) collectively exceed twenty five million dollars ($25,000,000), and if such assets fall below such threshold, Tenant shall within ten (10) days of demand provide and maintain for Landlord's benefit the below-described $6,000,000 standby letter of credit (the Escrowed Deposit shall be released to Tenant in return for receipt of such letter of credit) and
(2) Tenant shall provide to Landlord a copy of all financial statements and related information required to be provided to the Securities Exchange Commission at the same time such information is provided to the SEC and Tenant shall provide to Landlord a copy of its quarterly earnings announcement every quarter at the same time such is publicly released (if the amount of Tenant's cash, cash equivalents and short term investments is not clearly discernable from such quarterly earnings announcement, Tenant shall supplement Landlord's copy of the announcement with a statement of the value of such assets as of the close of the quarter in question). Assuming such conditions are satisfied and Landlord therefore elects the Escrowed Deposit approach, if Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, and fails to cure such default within the applicable cure period Landlord shall draw against the Escrow Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default. If any portion of the Escrow Deposit is so used or applied Tenant shall, within ten (10) days after written demand therefor, deposit with Escrow Agent an amount sufficient to restore the Escrow Deposit to its original amount and Tenant's failure to do so shall be a default under this Lease. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer Landlord's interest in the Escrow Deposit to Landlord's successor in interest. If, however, Landlord elects the letter of credit approach, Tenant shall maintain an irrevocable, unconditional $6,000,000 standby letter of credit issued by a national bank located in Seattle, Washington acceptable to Landlord in its reasonable discretion and made payable upon sight. The letter of credit shall be drawable in the same manner, and to the same extent as draws upon the Escrow Deposit, but by delivery to the issuing bank of an affidavit by Landlord that a default has occurred under the Lease and has not been cured within the applicable cure period or that the letter of credit is due to expire within the ensuing thirty (30) day period and has not been replaced (when the letter of credit is due to expire within the ensuing 30 day period and has not been replaced, the amount necessary to cure the default shall be the full $6,000,000, which $6,000,000 shall thereafter be used and held as the Escrowed Deposit, subject to the foregoing Escrowed Deposit terms). Sums drawn under the letter of credit shall be held and dispersed in the manner described above in this paragraph 7. The Escrow Deposit or letter of credit shall be maintained in effect during the entire term of this Lease unless Tenant achieves an S & P Corporate Credit Rating equivalent to what would on the execution date of this Lease be BBB- or better. If Tenant does achieve such a rating, it shall so advise Landlord in writing and Landlord shall release Tenant from the Escrowed Deposit/letter of credit requirement until and unless Tenant falls below such rating, at which time Tenant shall immediately either reestablish the Escrowed Deposit or post the above-described letter of credit until the BBB-rating is once again achieved, if ever. Finally, Landlord hereby agrees to pay one half (1/2) of the cost incurred by Tenant in purchasing the S & P rating (one time only) and one half (1/2) of the annual payment to S & P to maintain a rating once the BBB- rating has been achieved, until such rating is lost (e.g., Tenant falls below BBB-), if ever.

      8. USES; PROHIBITIONS Tenant shall use the Premises only for the purposes described in paragraph 1(k). Tenant shall not knowingly commit any act that will increase the then existing insurance costs of the Building without Landlord's consent, it being understood that the paragraph 1(k) uses are permitted uses which will not form the basis for charging Tenant for insurance costs under this paragraph. Tenant shall promptly pay upon demand the amount of such increase in insurance costs caused by Tenant's unauthorized use. Tenant shall not commit or knowingly allow to be committed any waste upon the Premises, or any public nuisance or other act which materially disturbs the quiet enjoyment of any other tenant in the Building. If any of Tenant's office machines or equipment disturbs the quiet enjoyment of any other tenant in the Building, then Tenant shall provide adequate insulation or take such other reasonable action as Landlord directs to eliminate the disturbance.

      9. COMPLIANCE WITH LAW; HAZARDOUS MATERIALS

         (a) Tenant shall not use the Premises, or knowingly permit anything to be done in or about the Premises, which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and government rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, except those relating to the foundation, structure, structural elements, exterior walls, windows and doors, heating, ventilating or air conditioning system, life safety systems, elevators, escalators and all other elements of the Building which formed part of Landlord's Work, all of which excepted compliance work shall be undertaken by Landlord but paid for by Tenant (compliance items that are unique to the Premise, such as escalators and Tenant's front door, shall be paid for in full by Tenant, whereas compliance items that have Building-wide application will be passed through to Tenant and all other tenants in the Building on a prorata or other equitable basis). Notwithstanding the foregoing, however, to the extent that the heating, ventilating or air conditioning system, life safety systems, elevators, or any other element of the Building which formed part of Landlord's Work was not in compliance with applicable laws, statutes, ordinances, rules, regulations or requirements as of the substantial completion of the Landlord's Work in question, the Landlord shall pay the cost to bring such items into compliance without reimbursement by Tenant.

         (b) "Hazardous Material" shall mean any matter (whether gaseous, liquid or solid) which is or may be harmful to persons or property, including but not limited to materials now or hereafter designated as a hazardous or toxic waste or substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC 9601, et seq., or as a Hazardous Substance, Hazardous Household Substance, Moderate Risk Waste or Hazardous Waste under the Hazardous Waste Management Act, RCW Chapter 70.105, or as a hazardous substance under the Model Toxics Control Act RCW Chapter 70.105D, all as now or hereafter amended, or which may now or hereafter be regulated under any other federal, state, or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment, including, without limitation, (i) any asbestos and/or asbestos containing materials (collectively "ACMs") regardless of whether such ACMs are in a friable or non-friable state, or (ii) any matter designated as a hazardous substance pursuant to Section 311 of the Federal Water Pollution Control Act (33 USC 1317), or (iii) any matter defined as a hazardous waste pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, (42 USC 6901 et seq) pertaining to health or the environment. "Hazardous Material" shall not include ordinary cleaning and maintenance products which are used with due care and in accordance with applicable law and the instructions of the manufacturer of such products in the reasonable and prudent conduct of Tenant's business on the Premises.

         (c) Tenant shall not store, use, sell, release, generate or dispose of any Hazardous Materials in, on or about the Premises, common areas or any other part of the Building, without the prior written consent of Landlord, except those normally used in offices (e.g., photocopy machine toner, etc.), when used, stored and disposed of in accordance with the requirements of applicable law. With respect to any Hazardous Materials stored, used, generated or disposed of from the Premises, Tenant shall promptly, timely and completely comply with all governmental requirements for recording and recordkeeping; and comply with all governmental rules, regulations and requirements regarding the use, sale, transportation, generation, treatment and disposal of such Hazardous Materials. Prior to the expiration and surrender of the Premises by Tenant, Tenant shall remove from the Premises any and all Hazardous Materials which Tenant, its employees, agents, contractors and/or sublessees have brought onto the Premises, or built into or otherwise utilized, stored or disposed of in the Premises, including, without limitation, leasehold improvements, wall, flooring and ceiling materials, to the extent the Hazardous Materials are in quantities in excess of limits permitted by applicable law. Tenant shall be solely responsible for and shall defend (with counsel reasonably acceptable to Landlord), indemnify and hold Landlord, its agents, affiliates and employees harmless from and against all claims, costs, damages, judgments, penalties, fines, losses, liabilities and expenses, including attorneys' fees and costs, arising out of or in connection with Tenant's breach of its obligations contained in this paragraph 9. Tenant shall be solely responsible for and shall defend (with counsel reasonably acceptable to Landlord), indemnify and hold Landlord, its agents, affiliates and employees harmless from and against any and all claims, costs, damages, lawsuits, penalties, liens, losses and/or liabilities, including attorneys' fees and costs, arising out of or in connection with removal, cleanup and restoration work and materials necessary to return the Building and any other property of whatever nature to their condition existing prior to the appearance of such Tenant caused Hazardous Material on or about the Building; provided that Landlord's written approval of such actions and that of any Lender shall first be obtained, and shall not be unreasonably withheld so long as the actions do not have any material adverse effect on the Building. Notwithstanding anything else set forth herein,

Tenant's obligations under this paragraph 9 shall survive the expiration or earlier termination of this Lease.

         (d) Landlord shall have the right in its sole discretion to conduct an environmental audit utilizing a contractor of Landlord's choice at the end of the Lease term, upon the earlier termination of this Lease, upon Tenant's default hereunder or if Landlord reasonably believes that Hazardous Materials are being stored, used, sold, generated, released or disposed of from the Premises in violation of the terms of this paragraph 9. The audit shall consist of such examinations, tests, inspections, samples and reviews as Landlord or its consultants shall reasonably determine to be advisable or necessary. Tenant shall be responsible for the cost of the audit and any remedial or removal work if such audit discloses the existence, storage, disposal or other presence of Hazardous Materials in violation of the terms of this paragraph 9 which occurred during the Lease term and was attributable to Tenant, its employees, agents, contractors or sublessee, but only to the extent so attributable. Failure of Landlord to conduct an environmental audit or to detect conditions attributable to Tenant, its employees, agents, contractors or sublessees, whether such audit is conducted or not, shall not operate as a release of Tenant or its Guarantor, if any, of its liability as stated in this Lease or by operation of Law. Tenant's obligations herein shall survive the expiration of this Lease.

         (e) Landlord warrants to Tenant that as of the date of this Lease, to the best Landlord's knowledge, and except as disclosed in the ATC/Diagnostic Environmental Inc. report dated March 30, 1993 and revised on August 11, 1993 or in the Hart Crowser report dated December 10, 1997, Hazardous Materials are not present in, on or under the Building, and have not been released therefrom, in violation of applicable law. Landlord shall be solely responsible for and shall defend (with counsel reasonably acceptable to Tenant), indemnify and hold Tenant, its agents, affiliates and employees harmless from and against all claims, costs, damages, judgments, penalties, fines, losses, liabilities and expenses, including attorneys' fees and costs, arising out of or in connection with Landlord's breach of the foregoing warranty or to the presence of Hazardous Materials attributable to the acts or omissions of Landlord or its employees, agents or contractors. Landlord shall be solely responsible for and shall defend (with counsel reasonably acceptable to Tenant), indemnify and hold Tenant, its agents, affiliates and employees harmless from and against any and all claims, costs, damages, lawsuits, penalties, liens, losses and/or liabilities, including attorneys' fees and costs, arising out of or in connection with removal, cleanup and restoration work and materials necessary as a result of the existence of Hazardous Materials in, on or under the Building or the Premises as of the Commencement Date or necessary to return the Building and Premises and any other property of whatever nature to their condition existing prior to the appearance of any Landlord caused Hazardous Material on or about the Building; provided that Tenant's written approval of such actions is first obtained, which approval shall not be withheld so long as the actions do not have any material adverse effect on Tenant or its use or enjoyment of the Premises and provided further that Landlord shall not be required to take actions not required by applicable law and Tenant shall not file complaints or otherwise cause the instigation of a governmental inquiry or order unless Tenant or its employees are facing actual (as opposed to theoretical) legal or financial exposure or are physically suffering as a result of the existence of the Hazardous Material in question. Notwithstanding anything else set forth herein, Landlord's obligations under this paragraph 9 shall survive the expiration or earlier termination of this Lease.

      10. UTILITIES; SERVICES; TAXES AND OTHER CHARGES.

         (a) Tenant shall be solely responsible for and shall promptly pay all charges for telephone and for all other utilities which are separately metered and supplied to the Premises. Tenant agrees to keep the temperature of the Premises at such level as may be reasonably required by Landlord to protect the Building and prevent the dissipation of heat or air conditioning in the areas adjacent to the Premises

         (b) Throughout the Lease term Landlord shall cause the Garage, the Skybridge (so long as the applicable governmental authorities have not required the removal or closing of the Skybridge) and those public and common areas of the Building that are accessible directly from the Premises, such as lobbies, elevators, stairs, corridors and restrooms, to be maintained in good order, repair and condition, except for damage occasioned by any act or omission of Tenant or Tenant's officers, contractors, agents, invitees, licensees or employees, the repair of which damage, subject to the terms of paragraph 17, shall be paid for by Tenant. Landlord shall furnish to the Premises in accordance with Exhibit C electricity for lighting and operation of 110 volt computers and office equipment, water, heat, air conditioning and elevator service. In addition, Landlord shall furnish the Premises with janitorial service in accordance with the standards attached as Exhibit E. Water and electricity for lighting and computer and office equipment usage and elevator shall be available twenty four (24) hours per day, seven (7) days per week, but if Landlord determines in its reasonable discretion that Tenant is using a disproportionate amount of such utilities, relative to the other tenants in the Building, Landlord may direct that Tenant install separate meters for its electricity and water usage at Tenant's expense, in which case Tenant shall pay all of its own electricity and water usage charges, none of the charges allocable to other leased or leasable space and its proportionate share of the common area water and electricity charges. Landlord covenants that it will operate, manage and maintain the Building and Garage in good condition and repair and in a clean, orderly and professional manner consistent with that of comparable buildings in the Agreed Area.

         (c) If Tenant requires janitorial services in excess of what is provided for in Exhibit E, Tenant shall promptly pay Landlord the additional costs and expenses incurred by Landlord in providing such. If Tenant wishes to consume more than three and one half (3 1/2) watts per RSF in the Premises as a whole it shall first request Landlord's written permission to do so. Landlord may refuse to grant such permission unless Tenant agrees to pay the costs incurred by Landlord for installing necessary supplementary air conditioning capacity or electrical systems, if any. In addition, Tenant shall pay Landlord in advance on the first day of each month during the Lease term amounts reasonably estimated by Landlord to cover the cost of furnishing electricity for the operation of such Tenant-installed fixtures or equipment (unless the electricity being furnished to the Premises is already separately metered); the cost of operating and maintaining the supplementary systems; and, if Landlord has elected to install such and if such has not already been installed, the cost of installation and operation of any monitoring/metering systems to measure such additional usage.

         (d) Except as provided in paragraph 15(b), Landlord shall not be liable for any loss, injury or damage to any person or property caused by or resulting from any variation, interruption, or failure of such services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. Except as noted in the following sentence, no temporary interruptions or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord's reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder or give Tenant a right of action against Landlord for damages; provided, however, if any interruption of services materially disrupts Tenant's operations on the Premises and continues for longer than two (2) days (excluding Sundays), then all rent and additional rent shall be abated thereafter until service is restored. If the interruption is attributable to the acts or omissions of Landlord or its employees, agents or contractors, its continuance for more than five (5) days shall constitute a default by Landlord.

         (e) Tenant shall be liable for, and shall pay throughout the term of this Lease, all license and excise fees and occupation taxes covering the business conducted on the Premises and all personal property taxes levied with respect to all personal property located on the Premises. If any governmental authority shall in any manner levy a tax or license fee on rents payable under this Lease or rents accruing from use of the Premises or Building or a tax or license fee in any form against Landlord or Tenant because of or measured by or based upon income derived from the leasing or rental thereof (excluding income taxes), or a transaction privilege tax, such tax or license fee shall be paid by Tenant, either directly if required by law, or by reimbursing Landlord for the amount thereof upon demand (notwithstanding the foregoing, however, if a Business & Occupation tax is levied against rents received by Landlord under this Lease, such tax shall be split equally between Landlord and Tenant).

      11. COMPLETION OF PREMISES; ALTERATIONS

         (a) Landlord shall deliver the Premises in accordance with the outline, descriptions and specifications set forth under Landlord's Work in Exhibit C hereto.

         (b) Tenant shall not make any alterations, additions or improvements to the Premises which affect the exterior or structure of the Building or its mechanical or electrical systems or which cost in excess of One Hundred Thousand Dollars ($100,000) in the case of replacing or rearranging existing, previous-approved improvements, or which cost an excess of Ten Thousand Dollars ($10,000) in the case of adding new and different improvements or demolishing and not replacing previously-approved improvements, without first obtaining Landlord's prior written approval thereof which approval will not be unreasonably withheld, delayed or conditioned. Tenant covenants that it will cause all such alterations, additions and improvements to be performed at Tenant's sole cost and expense by a contractor approved by Landlord and in a manner which: (a) is consistent with the Landlord-approved plans and specifications (to the extent Landlord's approval was required pursuant to the foregoing); (b) is in conformity with commercial standards; (c) includes acceptable insurance coverage for Landlord's benefit (Landlord's insurance requirements must be commercially reasonable); (d) does not affect the structural integrity of the Building; (e) does not materially disrupt the business or operation of adjoining tenants (Landlord acknowledges that the TI Work will, by virtue of its size and scope, necessarily cause some noise and other disruptions, but Tenant agrees that it will instruct its contractors to take reasonable steps to minimize the impact of the same on the other tenants in the Building); and (f) does not invalidate or otherwise affect the construction and systems warranties then in effect with respect to the Building. Tenant shall secure all governmental permits and approvals and comply with all other applicable governmental requirements and restrictions. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, liens, fines, penalties, costs and expenses (including attorneys' fees, but without waiver of the duty to hold harmless) arising from or out of the performance of such alterations, additions and improvements, including, but not limited to, all which arise from or out of Tenant's breach of its obligations under terms of this paragraph. All such alterations, additions and improvements (expressly including all light fixtures, heating, ventilation and air conditioning units and floor coverings), except trade fixtures and appliances and equipment not affixed to the Premises, shall become the property of Landlord at the end of the Lease term or upon its earlier termination without any obligation on its part to pay therefor, and shall not be removed by Tenant prior to the termination of this Lease unless otherwise directed by Landlord. Tenant acknowledges and agrees that Landlord's sole obligation with regard to improvements to the Building and the Premises (other than ongoing maintenance, repair and replacement obligations as outlined elsewhere in this Lease) is as outlined on Exhibit C. Thus, Tenant hereby agrees that it will, at its sole expense, improve the Premises in an office configuration with new improvements and finishes after Landlord provides Tenant and its agents and contractors with access to the Premises (as outlined above in paragraph 3, such access may be granted by Landlord prior to substantial completion of the Landlord's Work). As elaborated upon in Exhibit C, the phrase "TI Work" is defined to include all such work and all expenses related thereto. Tenant hereby agrees that the TI Work shall be done in accordance with the terms of this paragraph 11(b) and Exhibit C. Tenant hereby further agrees that, on or before the day on which Landlord closes its acquisition of the Building, Tenant will deposit in a pledge account with Landlord's construction lender, for the benefit of Landlord and such construction lender, the total estimated cost of completing the TI Work for the Initial Premises. Tenant will not have access to such funds without the consent of Landlord and its construction lender, which consent will not be granted except to the extent the funds are withdrawn to pay for the TI Work in the Initial Premises. Moreover, prior to commencement of the TI Work on the Future Premises, Tenant shall establish with Landlord's lender at that time an identical pledge account on identical terms, which account must be funded with the total estimated cost of completing the TI Work in the Future Premises. The funds in that account will be subject to the same restriction as outlined above with regard to the Initial Premises TI Work account. In all events, the pledge accounts for both the Initial Premises TI Work and the Future Premises TI Work may never contain less than the amount reasonably estimated to complete the TI Work in question (and thus, if such costs increase as a result of change orders or otherwise, additional funds must be deposited in the account by Tenant), and all interest earned on the pledge accounts shall be Tenant's. Prior to the initial funding of the Initial Premises TI Work pledge account and the Future Premises TI Work pledge account, Tenant shall provide reasonable documentation to Landlord and its lender proving that the amount being deposited is sufficient to pay for the estimated total cost of the TI Work in question. Moreover, Tenant hereby agrees to keep Landlord and its lender apprised of developments that cause an increase in the then-estimated total cost of the TI Work in question. If Tenant does not possess, as of the date on which Landlord acquires the Building, sufficient information to enable Tenant to estimate the total cost of the Initial Premises TI Work with a reasonable level of comfort, Landlord and Tenant agree that the pledge account for the Initial Premises TI Work shall be initially funded with twenty five dollars ($25.00) per RSF in the Initial Premises, subject to later adjustment once bids are received. Finally, Tenant agrees that it will cooperate in good faith with any reasonable requirements of Landlord's lenders in regard to such pledge accounts, provided that such requirements do not materially increase Tenant's burdens as outlined above. The pledge accounts established pursuant to the terms of this paragraph shall (a) be established with Bank America NT & SA or another well established, financially strong financial institution; (b) be established under terms and conditions such that Tenant's interest therein and right to have funds disbursed therefrom are unaffected (i) by the status of Landlord's performance under terms of its construction or term loans for the Building and Garage (including, without limitation, the presence of defaults thereunder), or (ii) by the financial condition of Landlord and its lender (including, without limitation, the institution of any bankruptcy, reorganization, receivership or other proceeding by either of them or any creditor of either of them); (c) be invested in a manner and in investments issued by entities approved by Tenant, on the understanding that such investments shall in all events be conservative; (d) provide for disbursements of funds to pay Tenant's costs incurred in connection with the design, permitting and construction of the TI Work within five (5) business days after Tenant's presentment of a request for payment (including a statement from Tenant that the work or service in question has in fact been provided) accompanied by partial lien waivers from the general contractor covering all prior disbursements and a contractor draw request, a consultant billing, an invoice reflecting payment or other evidence of payment of a cost related to the TI Work, with copy to Landlord, without any requirement of concurrence or approval by either Landlord or its lender, provided, however, that the account holder may refuse to disburse such funds until the default is cured, if it has been provided with a certificate from Landlord that Tenant is in default under this Lease and has failed to cure such default after notice and the expiration of the applicable cure period (and the account holder may also refuse to disburse funds on a certain request if it has reason to believe that the request is fraudulent); and (e) provide for disbursement of the balance of the funds upon lien free completion of the TI Work, as evidenced by the delivery of a certificate of substantial completion from Tenant's architect and delivery of full lien waivers from all contractors and service providers with lien rights, regardless of the status of Tenant's performance under the other requirements of this Lease.


         (c) To the degree that Tenant's use of portions of the Premises is such that Tenant qualifies for sales tax abatement on some of the TI Work pursuant to R.C.W. 82.63, Tenant shall receive the full benefit of such abatement and Landlord hereby agrees to cooperate with Tenant to achieve the same, including the execution of appropriate documentation to obtain such abatement. Likewise, to the degree that a portion of the Landlord's Work qualifies for such sales tax abatement, the full sales tax abatement will also be passed through to Tenant in the form of rent abatement [it shall be Landlord's decision as to whether to pass through the full benefit against the first months' rent payments until used in full or to spread it out evenly over the 7 year audit period described in the statute]. In that event, however, Tenant hereby agrees to be fully liable for any claims or charges arising out of any audit of the sales tax abatement entitlement and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all damages, claims, liabilities or expenses (including reasonable attorneys' fees and expenses arising out of or in any way connected to any such claims or charges. Landlord covenants to cooperate with Tenant with respect to the defense of any challenge with respect to the sales tax abatement, but Landlord shall not be required to incur any out-of-pocket costs in connection with such cooperation unless such are reimbursed by Tenant.

      12. MAINTENANCE AND REPAIRS

         (a) Tenant shall at all times during the Lease term maintain the interior of the Premises in good condition and repair and in a clean, orderly and professional manner consistent with that of comparable offices in the Agreed Area and not intentionally or knowingly damage the Premises. Without limiting the generality thereof, Tenant shall provide and replace light bulbs for Tenant-installed lighting; replace immediately all broken glass in the interior of the Premises, unless Landlord elects to do so for Tenant's account; make all necessary repairs to, or replacements of, all door closure apparatus and mechanisms; keep all plumbing systems within the Premises, including pipes, drains, toilets and basins free of obstructions; and maintain the improvements installed in the Premises at Tenant's expense (including systems such as cabling, wiring and gas, if any) in a good state of repair. Landlord shall be entitled to arrange, at Tenant's expense, for certain of Tenant's regular, recurring maintenance obligations, such as quarterly or monthly maintenance of the HVAC system serving the Premises and the escalators and the elevators located in the Premises, provided that (1) if an affiliate of Landlord provides any such maintenance services (e.g., HVAC maintenance), the fee for such services must be commercially reasonable and competitive in the marketplace, (2) when an unaffiliated party performs such services, Landlord shall pass the cost through directly to Tenant without any mark-up or kickback whatsoever and (3) Landlord shall not arrange for more intensive or more expensive maintenance inside the Premises than it arranges for on comparable equipment (if any) located in the Building but outside of the Premises. Tenant's duty to so maintain the Premises shall survive termination of this Lease.

         (b) Landlord shall repair and maintain the structural portions of the Building, including the exterior walls and roof, the Building heating, lighting, and ventilating systems and exterior Building windows and doors (except any exterior doors that provide access only to the Premises, which doors shall be maintained and repaired solely at Tenant's expense), and the common areas of the Building that are accessible directly from the Premises without going outside of the Building, in good and clean order, repair and condition and replace light bulbs for Landlord-installed lighting. Landlord shall not be liable for any failure to make such repairs or to perform any such maintenance unless such failure shall continue after written notice of the need of such repairs or maintenance is given to Landlord by Tenant, and Landlord's cure period expires. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein, except that if such materially disrupts Tenant's operations on the Premises and continues for longer than twenty four (24) hours (ten (10) of which must be between 8:00 a.m. and 6:00 p.m. on a non-holiday weekday), then all rent and additional rent reasonably allocated to the portion of the Premises suffering from such material disruption shall be abated until the disruption ceases. Tenant waives the right to make repairs at Landlord's expense under any law, statute, or ordinance now or hereafter in effect, except as permitted by the Arbitrator's order pursuant to the arbitration mechanism outlined below in paragraph 27.

      13. COMMON AREAS

         (a) Landlord shall at all times have the exclusive control and management of all parking areas, access roads, driveways, entrances, lobbies, retaining walls, exits, truck ways, loading docks, package pickup stations, washrooms, signs, shelters, landscaped areas, exterior stairways, elevators, and other areas, improvements, facilities and services provided by Landlord for the general use, in common, of tenants of the Building, and their officers, agents, employees and customers ("common areas and facilities"), but shall not interfere with Tenant's quiet enjoyment of the Premises or Tenant's exercise of its rights under this Lease. With respect to the common areas and facilities, Landlord shall have the right from time to time to employ personnel; to establish, modify and enforce reasonable rules and regulations not inconsistent with the terms of this Lease; to construct, maintain and operate lighting facilities; to police the common areas and facilities; from time to time to change the area, level, location and arrangement of common areas and facilities; to temporarily close all or any portion of the common areas and facilities to such extent as may, in the opinion of Landlord's counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to otherwise close temporarily all or any portion of the common areas and facilities, with Tenant's prior written consent; and to do and perform such other acts in and to the common areas and facilities as, using good business judgment, Landlord deems to be advisable with a view to the improvement of the convenience and use thereof by tenants of the Building, their employees, invitees and customers. Tenant agrees to comply with all common area rules and regulations established by Landlord so long as such are not inconsistent with the terms of this Lease and do not impose any additional cost or other material obligations on Tenant. Landlord shall in good faith endeavor to uniformly enforce all such rules and regulations against similar types of tenants.

         (b) All common areas and facilities which Tenant is permitted to use and occupy, are used and occupied under a revocable license. If the amount of such areas or facilities be diminished, such diminution shall not be deemed constructive or actual eviction, and Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or reduction or abatement of rent (however, in all events, Landlord must maintain a common area elevator lobby in the south portion of the Building to serve the Future Premises, and Landlord may not alter the common areas in such a way as to materially and negatively impact Tenant's access into the Premises).

         (c) If subsequent to the date hereof Landlord determines that governmental regulations require improvements be made to the Building, Landlord shall amortize such costs on an equal monthly basis over the useful life of the improvement in question, utilizing a ten percent (10%) constant. Tenant shall pay to Landlord as additional rent, a monthly charge to reimburse Landlord for Tenant's percentage, as specified in paragraph 1(c), of the amortization of such additional improvements. Capital improvements made to the Building by Landlord on a voluntary basis, as opposed to those that are required, shall be made at Landlord's expense and shall not be subject to reimbursement by Tenant unless such capital improvements fall under the terms of paragraph 5(b)(i)(c).

      14. LIENS. Tenant shall at all times keep the Premises and Building free from any liens arising out of Tenant's use or improvement thereof and shall indemnify, defend and hold Landlord harmless from all costs, losses, liabilities, damages and expenses (including attorneys' fees) arising from any liens. If any lien is filed as a result of Tenant's actions or inaction, Tenant shall immediately notify Landlord thereof. If any lien is not removed within fifteen (15) days, then Landlord shall have the right to require Tenant to post a bond, or to deposit cash with Landlord, in an amount equal to one hundred fifty percent (150%) of the lien, to protect Landlord from such lien.

      15. INDEMNITY

         (a) Landlord shall not be liable for any injury to any person, or for any loss of or damage to any property (including property of Tenant) occurring in or about the Premises from any cause whatsoever, except as provided in paragraph 15(b). Subject to the terms of paragraph 17, Tenant shall indemnify, defend and save Landlord, its officers, agents, employees and contractors harmless from all loss, damage, liability or expense (including reasonable attorneys' fees) resulting from any injury to any person or from any loss or damage to any property arising out of Tenant's operation or occupation of the Premises or caused by or resulting from any act or omission of Tenant or its employees, officers, directors, agents or contractors in or about the Premises or from Tenant's breach of its other obligations hereunder or violation of applicable law. Tenant agrees that the foregoing indemnification duty specifically covers liabilities for actions brought by its own employees. This indemnification duty with respect to any acts or omissions during the term of this Lease shall survive any termination or expiration of this Lease. Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the Premises.

         (b) Subject to the terms of paragraph 17, Landlord shall indemnify, defend and save Tenant and its officers, directors, agents, employees and contractors harmless from all loss, damage, liability or expense (including reasonable attorneys' fees) resulting from any injury to any person or from any loss or damage to any property arising out of the acts or omissions of Landlord or its employees, members, officers, directors, agents or contractors or its or their breach of this Lease or applicable law.

         (c) If any loss, damage, liability or expense is caused by the concurrent negligence of both Landlord and Tenant or their respective employees, agents, members, officers, directors or contractors a party shall be obligated to indemnify the other party only to the extent of the first party's negligence or that of its respective employees, agents, members, officers, directors or contractors.



16. INSURANCE

         (a) Tenant shall, at its own expense, maintain commercial general liability insurance with broad form endorsement in minimum amounts of $5,000,000 for property damage and minimum amounts of $5,000,000 (per individual) and $5,000,000 (per accident) for personal injuries. Landlord shall be named as an additional insured on such policy and shall be furnished with a certificate of such coverage prior to the commencement of the TI Work which shall bear an endorsement that the same shall not be canceled without thirty (30) days' prior written notice to Landlord. Tenant shall also maintain at its own expense during the Lease term insurance covering its furniture, fixtures, equipment and personal property against fire and risks covered by an all-risk policy with extended coverage. All insurance required under this paragraph 16(a) shall (a) be issued by insurance companies authorized to do business in the State of Washington and having a financial rating of at least B+, Class VI status, as rated in the most recent edition of Best's Insurance Reports, or with companies otherwise acceptable to Landlord; (b) as to claims arising from the Premises, be issued as a primary policy or under a blanket policy, not contributing with and not in excess of coverage which Landlord may carry; and (c) as to a liability policy, have a contractual endorsement covering Tenant's indemnification duty, except under paragraph 9. If Tenant fails to maintain such insurance, Landlord may do so, after execution of the applicable notice and cure period and Tenant shall reimburse Landlord for the cost thereof within five (5) days of its receipt of an invoice therefor.

         (b) Commencing on its acquisition of the Building and continuing throughout the term of this Lease Landlord shall maintain in effect with respect to the Building commercial general liability insurance in the form and with the limits at least as set forth in paragraph 16(a). Such liability policy shall be the primary policy as to the common areas and facilities in the Building. Tenant shall be furnished with a certificate of such coverage prior to the commencement of the TI Work which shall bear an endorsement that the same shall not be cancelled without thirty (30) days prior written notice to Tenant. Landlord shall also maintain in effect throughout the term of this Lease insurance covering the Building and the TI Work against fire and risks covered by an all-risk policy with extended coverage, including at Landlord's option coverage for earthquake (Landlord will opt for earthquake coverage unless Landlord determines in Landlord's reasonable discretion that such coverage has become cost prohibitive). Tenant should be named as an additional insured on such policy and as a loss payee to the extent of its interest in the Depreciated Value, as defined in paragraph 20, and shall be furnished with a certificate of coverage in accordance with the requirements of the preceding sentence. All insurance required under this paragraph 16(b) shall (a) be issued by insurance companies authorized to do business in the State of Washington and having a financial rating of at least B+, Class VI status, as rated in the most recent edition of Best's Insurance Reports, or with companies otherwise acceptable to Tenant; and (b) as to a liability policy, have a contractual endorsement covering Landlord's indemnification duty, except under paragraph 9.

      17. WAIVER OF SUBROGATION. The parties mutually release each other, and their respective employees, agents and representatives, from liability and waive all right of recovery for losses occurring in or about the Premises from risks that are insured against under fire and all-risk insurance policies, including extended coverage endorsements, carried by the parties. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by such policy.

      18. ASSIGNMENT AND SUBLETTING

         (a) Except as provided elsewhere in this paragraph 18 or in paragraph 35, Tenant shall not sublet the whole or any part of the Premises, nor shall Tenant assign, transfer or encumber this Lease or any interest thereunder whether directly or by operation of law or by any process or proceeding of any court, or otherwise (collectively a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned as to each Transfer for which consent is required. Each assignment to which there has been consent shall be by a written instrument, an executed copy of which shall be provided to Landlord. As a material inducement to Landlord to execute and deliver this Lease, Tenant agrees it shall be reasonable under this Lease and under applicable law for Landlord to withhold consent to any proposed assignment, if Landlord reasonably determines that any one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (a) the transferee proposes to use the Premises for any purpose other than the permitted uses under this Lease, (b) the proposed transfer would cause Landlord to be in violation of any other lease or agreement to which Landlord or the existing owner is a party as of the execution date of this Lease (to the best of Landlord's knowledge, the existing owner is not now a party to any leases containing exclusive use rights on the part of the tenant), (c) the proposed transferee fails to deliver to Landlord its written assumption of all of the obligations to be performed by Tenant under the Lease, or (d) either the net current assets or the tangible net worth of the proposed transferee, determined in accordance with general accepted accounting principles, consistently applied by the proposed transferee's independent certified public accountants, is less than what a commercially reasonable landlord would require at the time in question, given the magnitude of the obligations being assumed by the proposed transferee (but taking into consideration the existence of the $6,000,000 Escrowed Deposit/letter of credit and the continuing liability of Tenant). As a material inducement to Landlord to execute and deliver this Lease, Tenant agrees it shall be reasonable under this Lease and under applicable law for Landlord to withhold consent to any proposed sublease (1) in the case of a sublease that will not cause more than fifty percent (50%) of the Premises to be subleased, if either subparagraph (a) or subparagraph (b) from the preceding sentence applies or, (2) in the case of a sublease that will cause more than fifty percent (50%) of the Premises to be subleased, if subparagraphs (a), (b) or (d) of the preceding sentence applies (to facilitate Landlord's analysis of the foregoing, Tenant shall provide Landlord with a copy of any proposed sublease prior to executing the same). No Transfer shall release Tenant from primary liability on this Lease. Except as to Transfers permitted under this Lease without Landlord's consent, any assignment or sublease without Landlord's prior written consent shall, at Landlord's option, be void.

         (b) If Tenant assigns its interest in this Lease, or sublets the Premises, then any rent above what is called for hereunder on the space in question or any other consideration paid by the transferee shall be split equally between Landlord and Tenant as and when received, after applying any such "profits" first to reimburse Tenant for (i) reasonable costs and expenses incurred in connection with the assignment or sublease in question, including, but not limited to, commissions and marketing expenses, Premises improvements and modifications, Tenant inducement and other payments, legal fees (including those payable to Landlord under terms of the next sentence) and (ii) any and all prior losses incurred by Tenant in connection with prior assignments or subleases (such prior losses shall not bear interest). Tenant shall also reimburse Landlord for its reasonable out-of-pocket legal fees and other costs incurred by Landlord in connection with Landlord's consideration and documentation of Tenant's request for approval of Transfers.

         (c) If Tenant ceases to be a publicly traded entity, then any transfer of this Lease by merger or consolidation, or any change in the ownership of, or power to vote the majority of Tenant's outstanding stock, shall constitute an assignment for the purposes of this paragraph. Notwithstanding the foregoing, however, Tenant may assign or sublease all or a portion of the Premises (i) to any parent company, subsidiary or affiliate of Tenant or other entity controlled by or under common control with Tenant without Landlord's approval or (ii) to any entity with which Tenant may merge or consolidate, or to any entity acquiring all or substantially all of the assets or stock of Tenant, without Landlord's approval, provided that (A) in the case of an item (ii) transfer, the new entity that will be liable under the Lease has either net current assets or a tangible net worth, determined in accordance with generally accepted accounting principles, consistently applied by Tenant's and the new entity's respective independent certified public accountants, that is at least equal to the net worth of Tenant as of the date of the proposed transfer, (B) Tenant shall remain liable under the Lease, to the extent Tenant continues to exist,
(C) Landlord shall be advised of the proposed transfer and supplied with the requisite financial information and legal documentation sufficiently far in advance of the proposed transfer to enable Landlord to determine whether the foregoing conditions have been satisfied and (D) Tenant reimburses Landlord for its reasonable out of pocket legal fees and other costs incurred by Landlord in connection with reviewing the financial and legal documentation.

         (d) Tenant shall have the right to use reasonable and standard methods to advertise the availability of any sublease space within the Premises, provided that any signs that Tenant may wish to post on the exterior of the Building must first be approved by Landlord as to size, design, content and location, which approval shall not be unreasonably withheld or delayed.

     19. ASSIGNMENT BY LANDLORD. If Landlord sells or otherwise transfers the Building and its interest in this Lease and transfers to the purchaser or transferee Landlord's rights as to the deposits, in full, and if such purchaser or transferee or assignee thereof expressly assumes Landlord's obligations under this Lease, Landlord shall thereupon be relieved of all liabilities accruing under this Lease thereafter, but this Lease shall otherwise remain in full force and effect. Notwithstanding the foregoing, however, Landlord shall not be relieved of future liabilities under this Lease if the assignment occurs prior to substantial completion of the Landlord's Work, as described in Exhibit C.

     20. DESTRUCTION OF PREMISES.

         (a) If the Premises are rendered partially or fully untenantable by fire or other insured casualty occurring either inside or outside of the Premises, and if the damage is repairable within nine (9) months from the date of the occurrence (with the repair work and preparations therefor to be done during regular working hours on regular work days), Landlord shall repair the Premises with due diligence (if the damage occurred outside the Premises, the terms of the following sentence shall operate), and the monthly minimum rental shall be abated in the proportion that the untenantable portion of the Premises bears to the whole thereof for the period from the date of the casualty to the completion of the repairs. If the terms of the preceding sentence apply and if portions of the Building located outside of the Premises are damaged by fire or other insured casualty, Landlord shall promptly take reasonable steps to repair, cover over or demolish any such portions that are visible from either the Premises or the outside of the Building so as to prevent such from becoming a long term eyesore, and Landlord shall repair any damage necessary in order to make the Premises tenantable.

         (b) If the Premises are completely destroyed by fire or other casualty, or if they are damaged by uninsured or insured casualty to such an extent that the damage cannot be repaired within nine (9) months from the date of the occurrence (with the repair work and preparations therefor to be done during regular working hours on regular work days), or if damage occurring outside of the Premises that renders the Premises fully or partially untenantable cannot be repaired within nine (9) months from the date of the occurrence, Landlord shall have the option to restore the Premises (and repair any damage occurring outside of the Premises to the extent necessary to make the Premises tenantable and to otherwise comply with the terms of the last sentence in paragraph 20(a)) or to terminate this Lease on thirty (30) days' written notice, effective as of any date not more than sixty (60) days after the occurrence. If this paragraph becomes applicable, Landlord shall advise Tenant within thirty (30) days after such casualty whether Landlord elects to restore the Premises or to terminate the Lease. If Landlord elects to restore the Premises, it shall commence and prosecute the restoration work with diligence. For the period from the date of the casualty until completion of the repairs (or the date of termination of the Lease, if Landlord elects not to restore the Premises), the basic monthly rent shall be abated in the same proportion that the untenantable portion of the Premises bears to the whole thereof. In no event shall Landlord be liable to Tenant for destruction or damage to any of Tenant's property including fixtures, equipment or other improvements.

         (c) If at least fifty percent (50%) of the Premises are either entirely unusable by Tenant or not reasonably usable by Tenant for their intended purpose as a result of a fire or other casualty and if the damage cannot be repaired within nine (9) months from the date of the occurrence (with or without overtime work, at Landlord's option), Tenant shall have the option to terminate this Lease on thirty (30) days' written notice, effective as of any date not more than sixty (60) days after the occurrence. In addition, notwithstanding any statement to the contrary elsewhere in this Lease, Landlord and Tenant hereby agree that, if this Lease is terminated by either party pursuant to the terms of this paragraph 20, Tenant shall be entitled to receive that portion of the casualty insurance proceeds actually paid by the insurer that is allocable to the TI Work and is equal to the depreciated value of the "hard" TI Work costs (as defined in Section III (B) of Exhibit C) as of the date of termination of this Lease, such depreciation to be on a straight line basis over the twelve
(12) year term of this Lease (herein referred to as the "Depreciated Value"). It is intended that Landlord shall maintain the casualty insurance on the Building and the TI Work and that the insurer will agree to the terms of the preceding sentence, and thus the balance of the proceeds allocable to the TI Work would be paid to Landlord or its lender; however, if it is determined that the only way to effectively achieve the objective outlined in the preceding sentence is for the Tenant to maintain a separate casualty insurance policy on the TI Work, Tenant shall do so, Tenant shall use the proceeds from such policy to rebuild the TI Work unless this Lease is terminated (in which case, the insurance proceeds shall be allocated between Landlord and Tenant as outlined in the preceding sentence), and Tenant shall pay for such policy but not pay for its pro rata share of the Landlord's casualty policy premium allocable to tenant improvements in other portions of the Building. Landlord hereby further agrees that its mortgagee shall be subject to the terms of the preceding sentence and Tenant may condition any Subordination, Attornment and Nondisturbance Agreement accordingly. Moreover, if Landlord terminates this Lease pursuant to the terms of this paragraph 20, and if Tenant does not receive the full Depreciated Value of the "hard" TI Work costs because all or part of the TI Work was undamaged in the casualty in question, then Landlord shall be obligated to pay to Tenant within thirty (30) days from the date of termination the unpaid portion of the Depreciated Value.

         (d) Notwithstanding the foregoing, if the casualty occurs in the last two years of the term of this Lease, Landlord may terminate this Lease if the damage cannot be repaired within six (6) months from the date of the occurrence (with repair work and preparations therefor to be done during regular working hours on regular work days) and Tenant may terminate this Lease if (i) at least one third (1/3) of the Premises are unusable as a result of the casualty and
(ii) the damage cannot be repaired within six (6) months from the date of occurrence (with or without overtime work, at Landlord's option). However, if Landlord terminates this Lease pursuant to this paragraph 20(d), Tenant may negate such termination by exercising its extension option outlined in paragraph 3(b) within thirty (30) days after receipt of Landlord's termination notice, provided that Tenant has an extension option to exercise (in such event, all of the other terms and conditions of paragraph 3(b) shall continue to be fully effective).

         (e) In no event will damage to the Garage trigger any of the rights or obligations outlined above in this paragraph 20. However, if the Garage is damaged by insured casualty and if the damage is repairable within eighteen (18) months from the date of the occurrence (with the repair work and preparations therefor to be done during regular working hours on regular work days), Landlord shall repair the Garage with due diligence. If, on the other hand, the Garage is damaged by uninsured or insured casualty and the damage cannot be repaired within eighteen (18) months from the date of occurrence, with the repair work and preparations therefor to be done during regular working hours on regular work days (e.g., if Landlord encounters significant delays in obtaining the requisite building permit), Landlord shall have the option to repair or not repair the Garage. Whenever Landlord finishes repairing the Garage, Tenant's rights therein as outlined below in paragraph 30(s) shall be restored (although, if the repaired Garage has fewer parking stalls, Tenant's rights shall be reduced proportionately, but never below the level of the "Required Parking" (defined below)). Finally, if the terms of the sentence preceding the preceding sentence apply (e.g., the damage cannot be repaired within eighteen (18) months from the date of casualty) and if Tenant is unable to secure within sixty (60) days after the date of the casualty the "Required Parking" (defined below) within one quarter (1/4) mile from any corner of the Building at rates that are no more than those that were charged in the Garage as of the date of the casualty (although, if the rates are higher, Landlord shall have the option to subsidize them by paying the full amount of the initial excess, and if Landlord elects to so subsidize, Landlord shall be obligated to pay the same percentage of the parking rates for the Required Parking as such rates increase over time), then Tenant may elect to terminate the Lease within thirty (30) days following the expiration of such 60 day period, in which case Landlord shall pay Tenant the Depreciated Value within thirty (30) days from the date of termination. The "Required Parking" is hereby defined to be the lesser of one monthly permit per 1,000 RSF in the Premises as of the date of the casualty or the average number of permits actually used by Tenant in the Garage in the twelve (12) months preceding the date of the casualty. In no event will a casualty in the Garage ever entitle Tenant to abatement of rent on the Premises except via termination of this Lease in accordance with the terms of this paragraph 20(e). In addition to the foregoing, if a Garage casualty causes tenant to be unable to use the Required Parking in the Garage for more than sixty (60) days, and if Landlord was either required to repair the Garage or elected to do so, Landlord shall diligently and in good faith endeavor to find the number of parking permits between (i) those still available to Tenant in the Garage and (ii) the Required Parking, as close as possible to the Building (whether within one quarter mile or not) and Landlord shall subsidize the difference, if any, between the rates charged for such replacement parking permits and the rates that were charged in the Garage as of the date of the casualty (Landlord shall continue to be liable to subsidize the same percentage of the rates charged for the replacement parking in the future, as such rates increase, until the Garage has been repaired).

      21. EMINENT DOMAIN. If more than twenty-five percent (25%) of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or if any taking of the Premises occurs during the last two (2) years of the Lease Term, then either party hereto shall have the right, at its option, by written notice given within sixty (60) days after formal notification of the condemnation proceeding, to terminate this Lease, effective thirty (30) days after the written notice, unless, in the case of a Landlord termination-election based on there being less than 2 years remaining in the Lease Term, Tenant elects to exercise its extension option outlined in paragraph 3(b) within thirty (30) days after receipt of Landlord's termination notice, provided that Tenant has an extension option to (in such event all of the other terms and conditions of paragraph 3(b) shall continue to be fully effective). If either less than or more than twenty five percent (25%) of the Premises are taken (and neither party elects to terminate as herein provided), the basic monthly rent thereafter to be paid shall be equitably reduced. If twenty five percent (25%) or more of the Building other than the Premises, is so taken or appropriated, Landlord shall have the option to terminate this Lease, effective thirty (30) days after the written notice, by written notice to Tenant given within sixty (60) days after formal notification of the condemnation proceeding. In the event of any taking or transfer in lieu thereof, Landlord shall be entitled to any and all awards, settlements and payments which may be given in connection therewith and Tenant waives all claims against Landlord for damages for termination of its Lease or for interference with its business, subject to Landlord's payment to Tenant of the Depreciated Value (as defined above in paragraph 20) measured as of the date of termination. Except as noted in the next sentence, Tenant assigns to Landlord any right Tenant has or hereafter may have to any award in such proceeding and agrees to execute such documents as Landlord may request to effectuate such. Tenant shall also be entitled to receive from the condemning authority the amount offered for Tenant's relocation and moving costs and personal property taken in the condemning authority's final offer.

      22. BUILDING RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate and/or modify, provided that such rules and regulations are not inconsistent with this Lease and do not increase Tenant's costs or materially restrict its operations. The rules and regulations shall be binding upon the Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any said rules and regulations by any other tenants or occupants, although Landlord shall in good faith endeavor to uniformly enforce all such rules and regulations against similar type tenants.

      23. HOLDING OVER. Any holding over by Tenant after the expiration of the term hereof shall, at Landlord's option, be construed as a tenancy from month-to-month on the terms and conditions set forth herein, except for base rent which shall be increased to one hundred and ten percent (110%) times that in effect during the last month hereof, which tenancy may be terminated by either party upon at least thirty (30) days' written notice to the other party, effective as of the last day of a calendar month. If Tenant holds over without Landlord's consent, in addition to all other remedies at law or in equity to which Landlord may be entitled, Tenant shall be liable for all damages suffered by Landlord as a direct consequence of such holding over.

      24. ENTRY BY LANDLORD. Landlord reserves to itself and its agents and contractors the right to enter the Premises at any reasonable time, and from time to time, following reasonable notice (except in the event of an emergency) to inspect the same, to submit the Premises to prospective purchasers or tenants, to post notices of non-responsibility and to repair the Premises and any portion of the Building that Landlord deems necessary or desirable, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. So long as such actions do not materially impact Tenants operations on the Premises, Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises and for any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults, safes, files and other areas designated by Tenant as confidential, and Landlord shall have the right to use any and all reasonable means which Landlord may deem proper to open said doors in an emergency, in order to obtain entry to the Premises without liability to Tenant, and any such entry by Landlord in an emergency shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. Except for keys to portions of the Premises designated by Tenant as confidential, Tenant shall not change the locks on the doors of the Premises or additional locks without Landlord's prior consent, nor shall it change the locks to a type which cannot be opened by the master key for the Building.

      25. TENANT'S DEFAULT. Time is of the essence of this Lease. If Tenant fails to comply with any covenant, term or condition of this Lease, or if Tenant files or is the subject of a petition in bankruptcy (and such proceeding is not set aside or stayed within sixty (60) days of filing), or if a trustee or receiver is appointed for Tenant's assets, (and such proceeding is not set aside or stayed within sixty (60) days of filing) or if Tenant makes an assignment for the benefit of creditors, and if such failure continues for or is not remedied within ten (10) days (or, if no default in the payment of rent is involved, within thirty (30) days which thirty (30) day period shall be extended for defaults which cannot reasonably be cured within thirty (30) days, if Tenant commences such cure within thirty (30) days, for so long as Tenant is diligently and continuously prosecuting such cure) after notice in writing thereof given by Landlord to Tenant specifying the failure, then Landlord may:

         (a) Declare the term hereof ended and reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereon or hereunder; or

         (b) Without declaring this Lease terminated, reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and collect any unpaid rentals and other charges, which have become payable, or which may thereafter become payable; or

         (c) Even though it may have reentered the Premises, thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.

      If Landlord reenters the Premises under option (b) above, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any rental or other charges thereafter accruing, or to have terminated Tenant's liability for damages under any of the provisions hereof, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease, and Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary to the time of or at any time subsequent to the serving of such notices and such election is evidenced by written notice to Tenant) be deemed to be a termination of this Lease. If Landlord enters or takes possession of the Premises, Landlord shall have the right, but not the obligation, to remove all or any the personal property located therein and place the same in storage at a public warehouse at the expense and risk of Tenant.

      If Landlord elects to terminate this Lease pursuant to the provisions of options (a) or (c) above, Landlord may recover from Tenant as damages, the following:

             (i) The worth at the time of award of any unpaid rental which had been earned at the time of such termination; plus

             (ii) The worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

             (iii) The worth at the time of award of the amount by which the unpaid rental for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

             (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited, any costs or expenses reasonably incurred by Landlord in (a) retaking possession of the Premises, including reasonable attorneys' fees therefor, (b) maintaining or preserving the Premises after such default, (c) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, (d) leasing commissions, (but in the case of items (c) or (d), only the pro rata portion of such expenses relating to the balance of the Lease term) and (e) any other costs reasonably necessary or appropriate to relet the Premises; plus

             (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of Washington.

      As used in items (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the interest rate specified in paragraph 6 hereof. As used in item (iii) above, the "worth at the time of award" is computed by using a discount rate equal to the then effective rate being paid on U.S. treasury instruments with a maturity date equal to the scheduled expiration date of this Lease.

      For purposes of this paragraph 25 only, the terms "rent" and "rental" shall be deemed to be the base rent and all additional rent and other sums required to be paid by Tenant pursuant to the terms of this Lease. All such sums shall, for the purpose of calculating any amount due under the provisions of subparagraph (iii) above, be computed on the basis of the average monthly amount thereof accruing during the immediately preceding twelve (12) month period, except that if it becomes necessary to compute such rental before such a twelve
(12) month period has occurred then such rental shall be computed on the basis of the average monthly amount hereof accruing during such shorter period. Landlord shall use reasonable efforts to relet the Premises and otherwise mitigate its losses. Landlord shall refund or release any portion of the paragraph 7 deposit remaining after the full recovery of Landlord's damages under this paragraph 25, as the parties acknowledge and agree that such deposit serves as neither liquidated damages nor as a cap on Landlord's damages. Moreover, while any sums remaining in the pledge account described above in paragraph 11(b) shall be retained by Landlord, it shall be assumed that such sums will be used to make tenant improvements in the Premises for purposes of determining the rent that Landlord could achieve through mitigation efforts.

      26. REMEDIES CUMULATIVE; WAIVER. Each party's remedies hereunder are cumulative, and not exclusive, and a party's exercise of any right or remedy shall not be deemed a waiver of, or alter, affect or prejudice any other right or remedy which that party may have under this Lease or at law or in equity, including the right to cure the other party's default on the defaulting party's behalf and recover from the defaulting party upon demand all costs and expenses incurred by the non-defaulting party in connection therewith, including interest thereon at the rate stated in paragraph 6 from date incurred until paid. Neither the acceptance of rent nor any other acts or omissions of a party at any time or times after the happening of any default or breach by the other party shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive the non-defaulting party of its right to cancel or forfeit this Lease, or estop the non-defaulting party from promptly exercising any other option, right or remedy that it may have under any term or provisions of this Lease, or at law or in equity.

      27. DEFAULT OF LANDLORD. If Landlord defaults in the performance of any covenant required to be performed by Landlord under this Lease, Tenant may serve upon Landlord a written notice specifying the default. If Landlord does not remedy the default within thirty (30) days following receipt thereof or, in the case of a default which reasonably requires more than thirty (30) days to cure, if Landlord has not commenced to remedy the same within thirty (30) days following receipt thereof and be diligently and continuously prosecuting such cure, Tenant may give Landlord notice of termination of this Lease may pursue self-help rights or otherwise pursue any other remedy available at law or in equity. Notwithstanding the foregoing, and notwithstanding any statement to the contrary contained anywhere else in this Lease, Tenant shall have no offset rights and no deduction or withholding rights and neither Landlord nor Tenant shall have any right to demand reimbursement of the costs of a self-help cure until and unless such is authorized in a written order from the Arbitrator upon conclusion of the below-outlined arbitration. In the event of a dispute under the terms of this Lease, either party may provide written notice to the other invoking an arbitration as follows (in no event shall such arbitration supersede or in any way diminish Landlord's statutory and common law unlawful detainer rights, except that Landlord shall not be entitled to bring an unlawful detainer action to collect sums owed to Landlord as a result of Landlord's exercise of self help rights unless payment of such sums has been ordered by the Arbitrator pursuant to the terms of this paragraph 27, and thus, subject to such exception, any dispute that is subject to resolution by way of an unlawful detainer action shall be resolved by such unlawful detainer action, not by the below-outlined arbitration, if Landlord so elects): The dispute shall be resolved by single-arbitrator arbitration before the American Arbitration Association under the Commercial Arbitration Rules modified as follows: (i) the total time from date of demand for arbitration to final award shall not exceed thirty (30) days;
(ii) the Arbitrator shall be chosen by the American Arbitration Association without submittal of lists and subject to challenge only for good cause shown;
(iii) all notices may be by telephone or electronic communication with later confirmation in writing; (iv) the time, date and place of the hearing shall be set by the Arbitrator in his or her sole discretion, provided that there shall be at least five (5) business days prior notice of the hearing; (v) there shall be no post-hearing briefs; (vi) there shall be no discovery except by order of the Arbitrator; and (vii) the Arbitrator shall issue his or her award within seven (7) days after the close of the hearing. Any of the above provisions may be modified by stipulation of the parties. The decision of the Arbitrator shall be final and non-appealable and enforceable in any court of competent jurisdiction. Landlord and Tenant hereby release the Arbitrator from any and all claims or possible claims against the Arbitrator based upon the decision of the Arbitrator. The prevailing party in the proceeding shall be awarded reasonable attorneys' fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, unless the Arbitrator for good cause determines otherwise. The costs and fees of the Arbitrator shall be borne by the non-prevailing party, unless the Arbitrator for good cause determines otherwise.


      28. SURRENDER OF PREMISES. At the expiration or sooner termination of this Lease, Tenant shall promptly return the Premises to Landlord in the same condition in which received (or, if altered, then the Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other casualty and Landlord's breach of this Lease and Landlord's failure to comply with applicable laws excepted. Prior to such return Tenant shall remove all trade fixtures and appliances and equipment which do not become a part of the Premises, but not including the heating, ventilation and air conditioning systems, however installed, and shall repair any damage to the Premises resulting from their removal. Tenant's obligation to perform this covenant shall survive the expiration or termination of this Lease.

      29. SIGNS. The Tenant may affix and maintain upon the Premises and Building only such signs, advertising placards, names, insignia, trademarks and descriptive material as shall have first received the prior written approval of the Landlord as to type, size, color, location, nature and display qualities. Landlord shall not unreasonably withhold, delay or condition its consent to such signage and the like, and Landlord hereby agrees that Tenant may (i) place reasonable signage on the exterior of the north half of the Building reflecting Tenant's name, (ii) place a monument sign in front of Tenant's main entrance in the north half of the Building, and (iii) if and so long as Tenant occupies at least seventy five percent (75%) of the RSF in the Building, rename the Building the "RealNetworks Building" or another name that Tenant may choose, although any other name (other than Tenant's name or a registered trade name or trademark of Tenant) shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, delayed or conditioned, provided that (a) all such signage shall be maintained solely at Tenant's expense, (b) all such signage shall be subject to all applicable governmental laws and regulations, and (c) the size, design, content and location of any such signage shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. Tenant shall be responsible for the removal of all Tenant's signs upon termination of this Lease and shall repair any damage to the Premises and Building resulting from their removal. This duty shall survive termination of this Lease.

      30. GENERAL PROVISIONS.

          (a) Exhibits. The exhibits, addenda and riders, if any, attached to this Lease are incorporated herein by this reference.

          (b) Joint Obligation. If there be more than one Tenant the obligations hereunder imposed shall be joint and several.

          (c) Headings. The headings for the paragraphs of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

          (d) Time. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

          (e) Successors and Assigns. The covenants and conditions contained herein, subject to the provisions as to assignment, apply to and bind the heirs, successors, administrators and permitted assigns of the parties hereto.

          (f) Recordation. Neither Landlord nor Tenant shall record this Lease, but a short form memorandum hereof and of Tenant's rights with respect to the Garage shall be recorded at the closing of Landlord's purchase of the Building.

          (g) Quiet Possession. Landlord covenants that so long as Tenant is paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession and enjoyment of the Premises for the entire term hereof, but subject to all the provisions of this Lease.

          (h) Prior Agreements. This Lease contains the entire agreement of the parties hereto, and no prior agreements notices, letters, brochures or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

          (i) Inability to Perform. This Lease and the obligations of each party hereunder shall not be affected or impaired because a party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of fire, earthquake, acts of civil or military authorities, labor disturbances, strike, labor troubles, acts of God or any other cause beyond the reasonable control of such party. The foregoing shall not excuse a party from the payment of sums due hereunder, when due.

          (j) Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

          (k) Choice of Law. This Lease shall be governed by the laws of the State of Washington.

          (l) Attorneys' Fees. In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover its costs and expenses, including attorneys' fees in such action or proceeding, including costs of appeal, if any, in such amount as the court may adjudge reasonable as attorneys' fees. In addition, should it be necessary for Landlord to employ legal counsel to enforce any of the provisions contained herein, including the assertion of any cross-claim or counterclaim or any claim in any bankruptcy proceeding or any claim instituted by a third party, Tenant agrees to pay all attorneys' fees and court costs reasonably incurred.

          (m) Brokers' Commission. Subject to Landlord's payment of the sums specified in the balance of this paragraph 30(m), Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities or claims for brokerage commissions or finder's fees which arise from or out of agreements made by Tenant, including, but not limited to, any claims made by Cushman & Wakefield and/or Douglas Hanafin and/or Washington Partners. Landlord hereby agrees to pay a consulting fee to Tenant in the amount of three dollars and fifty cents ($3.50) per RSF occupied by Tenant in the Initial Premises and Future Premises on the following terms and conditions. Upon satisfaction or waiver of the contingencies outlined below in paragraph 31, Landlord shall pay to Tenant one half (1/2) of the total consulting fee due (including the consulting fee due on the Future Premises). Upon occupancy of the entire Initial Premises, Landlord shall pay to Tenant the remaining one half (1/2) of the total consulting fee due. Tenant shall not be paid any consulting fee on any space leased by Tenant in the Building under paragraph 33 below. Tenant shall at all times have the option to direct payment of any portion of the consulting fee to another entity. All such portions of the consulting fee shall be paid by Landlord within ten
(10) business days after the date on which they are due and, if not so paid, shall bear interest as provided in paragraph 6.

            (n) Subordination; Notice to Mortgagee; Attornment. Unless otherwise designated by Landlord, this Lease shall be subordinate to all existing or future mortgages and deeds of trust on the Building and to all extensions, renewals or replacements thereof. Within ten (10) days of Landlord's request therefor, Tenant shall promptly execute and deliver all instruments or certificates which Landlord or its lenders reasonably request to reflect the subordination of this Lease, provided, and so long as such instruments recognize Tenant's rights and remedies under this Lease, including but not limited to , Tenant's rights in and to insurance and condemnation proceeds, and provided that Tenant's quiet enjoyment hereunder shall not be disturbed so long as Tenant is not in default beyond the applicable cure period. Within ten (10) business days of either party's request therefor, the other party shall execute and deliver to third parties designated by the requesting party an estoppel certificate or letter that correctly recites the facts with respect to the existence, terms and status of the Lease. The third party shall be entitled to rely on the truth and accuracy of such statement. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in default under any provision hereof unless written notice specifying such default is given to Landlord and to all persons identified by Landlord as having an interest in all or part of the Building as secured parties. Tenant agrees that any such secured parties shall have the right to cure such default on behalf of Landlord within the cure period provided in paragraph 27. Tenant further agrees not to invoke any of its remedies under this Lease until said period has elapsed, or during any period that such secured parties are proceeding to cure such default, or are diligently taking steps to obtain the right to enter the Premises and cure the default (although, if a cure has not been effected within the original thirty (30) day cure period, even if the secured parties are endeavoring in good faith to cure, Tenant shall have the right to self-help remedies or other such non-termination remedies if such are permitted in writing by the Arbitrator pursuant to the terms of paragraph 27 above). Tenant agrees to attorn to Landlord's successor following any foreclosure sale or transfer in lieu thereof.

            (o) Notices. Any notices required in accordance with any of the provisions herein shall be personally delivered or sent by courier or mailed by postage prepaid U.S. registered or certified mail, return receipt requested, addressed to the parties at the addresses set forth in paragraph 1(j) or to such other address as a party shall from time to time advise in writing. A notice shall be deemed received three (3) business days after the postmark affixed on the envelope by the United States Post Office.

            (p) Satellite Dishes. Tenant shall have the non-exclusive right to install and maintain satellite receiving equipment (the "SRE") on available portions of the roof of the Building on the following terms and conditions: (i) Tenant shall be entitled to use fifty five percent (55%) of the available portions of the roof of the Building (namely, flat or nearly flat portions of the roof that are not occupied by building equipment and that are structurally strong enough to support the SRE) for its SRE, and if certain available portions of the roof are deemed more desirable for SRE than other available portions of the roof, Tenant shall be allocated 55% of each such portion, (ii) Tenant will not be entitled to allow other parties to use any portion of the roof for SRE's or other purposes, whether by way of sublease or otherwise, (iii) such roof usage shall be free of charge, (iv) Tenant shall be solely responsible to repair any damage caused by the installation or maintenance of any SRE and to pay for all costs incurred in connection with the installation of every SRE, (v) Landlord shall not allow any other party to install or operate satellite transmitting or receiving equipment on the roof of the Building in such a manner that causes interference with Tenant's SRE, (vi) Tenant shall comply with all applicable laws and regulations regarding the installation and/or maintenance of its SRE, (vii) Tenant shall at its sole expense remove all of its SRE prior to the expiration or earlier termination of the Lease and repair any damage caused by the installation, maintenance or removal of the SRE (this obligation shall survive termination of the Lease), (viii) if Tenant's SRE materially interferes with another tenant's internal use of the Building by way of electronic interference, Tenant shall promptly either remove the interfering equipment or remedy the problem at Tenant's sole expense and (ix) Tenant shall also be entitled to use available portions of the roof of the Building for the installation and maintenance of satellite transmitting equipment (as opposed to SRE's) on the same terms and conditions as outlined above, with the exception that Tenant shall not allow such transmitting equipment to interfere with the satellite receiving or transmitting equipment then being operated on the roof by other parties or with the operations of other tenants then in the Building.

            (q) Liability of Landlord. After completion of Landlord's Work, Tenant shall look solely to rents, issues and profits from the Building (and the proceeds from any sale, taking or casualty with respect thereto) for the satisfaction of any judgment or decree against Landlord based upon any default under this Lease, and no other property or assets of the Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree, provided that Landlord's lender agrees to recognize Tenant's rights to insurance and condemnation proceeds as provided herein.

            (r) Authority. Each individual executing this Lease on behalf of Landlord and Tenant represents and warrants that he or she has duly authorized to execute and deliver this Lease on behalf of said entity, in accordance with the organizational documents of said entity, and that this Lease is binding upon said entity and enforceable in accordance with its terms.

            (s) Parking. Landlord represents to Tenant that, at the time Landlord acquires the Building, title to the Garage will simultaneously be conveyed either to Landlord or to an entity related to and controlled by Landlord and Landlord hereby further represents to Tenant that in either event the owner of the Garage will be bound by Tenant's parking rights expressed herein. Moreover, Landlord agrees that if title to the Garage is subsequently sold or transferred, it shall be sold or transferred expressly subject to Tenant's parking rights expressed herein. Tenant shall have the right to purchase up to two (2) parking permits in the Garage for each 1,000 RSF in the Premises on which Tenant is then paying base monthly rent on the following terms and conditions: (i) one (1)

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

parking permit for each 1,000 RSF in the Premises may be used on a 24 hour per day, seven day per week basis, but any additional parking permits (up to the maximum of two per 1,000 RSF in the Premises) shall be usable only between 7:00AM and 8:00PM on weekdays and 9:00AM and 1:00PM on Saturdays, (ii) all such parking shall be on a non-reserved basis only, but with the permit holders having free in and out privileges, (iii) such parking shall be made available to Tenant on a monthly basis and at fair market rates for the Garage (as the same may change from time to time), which is to say at rates being charged for comparable parking in the neighborhood, (iv) so as to enable Landlord to offer, for a term longer than one month, parking permits to which Tenant is entitled but is not using, Tenant hereby agrees to advise Landlord from time to time upon request, as to how many parking permits Tenant is prepared to relinquish, if any, and for how long (Tenant shall make such determination reasonably and in good faith), (v) Landlord shall at all times have the right to require valet parking, provided that the cost for the same shall not exceed what would the otherwise be charged pursuant to this paragraph 30 (s) for self-parking and provided further that no more than one hundred (100) of Tenant's permits will be valet-parked without Tenant's prior written consent and (vi) in no event may any of Tenant's permits be used for either storage of inoperable vehicles or for overnight parking (on other than an incidental basis) by employees who live nearby or by employees who have an alternate means of commuting but chose to leave a car in the Garage.

      31. CONTINGENCIES. Notwithstanding any statement to the contrary contained anywhere else in this Lease, Landlord's and Tenant's rights and obligations under this Lease are hereby made expressly contingent upon (1) Landlord completing its due diligence work with regard to the Building and the Garage, electing in its sole discretion to go forward and close its acquisition of the Building and the Garage and the successful completion of such acquisition on or before April 15, 1998 (Landlord hereby agrees to promptly advise Tenant in writing if and when Landlord determines that this contingency will not be satisfied) and (2) Landlord receiving on or before October 1, 1998 a building permit on terms and conditions acceptable to Landlord in Landlord's sole discretion enabling Landlord to complete the Landlord's Work, as outlined in Exhibit C. Notwithstanding the sole discretion standard outlined in the second contingency, Landlord shall not be permitted to use the second contingency to terminate the Lease for reasons other than unanticipated or unreasonable building permit terms and conditions (e.g., terms and conditions that either increase the cost of the Landlord's Work by more than ten percent (10%) over the amount specified in the most recent estimate provided by Landlord's general contractor prior to the date on which Landlord first became aware of the unanticipated or unreasonable permit terms and conditions, or delay the date by which Landlord will be able to substantially complete the Landlord's Work beyond June 30, 1999 (a delay beyond such date shall entitle Tenant to terminate this Lease in accordance with the terms of this paragraph 31 as well and, if Tenant agrees in writing to allow a Specified Delivery Date that is beyond June 30, 1999, Landlord shall not be entitled to terminate this Lease on account of the delay alone), etc.). In other words, Landlord shall not use the second contingency as a subterfuge to enable Landlord to terminate this Lease for some other reason (e.g., so as to be able to lease space to another tenant, etc.). Moreover, if Landlord terminates this Lease because of such second contingency, Landlord's post-termination actions will be relevant in determining Landlord's true motive and thus, for example, if Landlord shortly thereafter accepted the previously unacceptable building permit terms and conditions, completed the Landlord's Work and leased space in the Building to another tenant on terms no more favorable to Landlord than the terms of this Lease, it would be reasonable to assume that Landlord wrongfully terminated this Lease. Finally, Landlord shall be required to resist any unacceptable building permit terms and conditions with diligence and good faith, to the extent Landlord has any grounds for resistance. If either of these contingencies fails, this Lease shall automatically terminate, the Escrowed Deposit/letter of credit and any prepaid rent shall be immediately refunded/released to Tenant and the parties shall thereafter be relieved of all rights and obligations hereunder, with the exception of those that expressly survive termination of the Lease. Notwithstanding the foregoing, however, Landlord hereby agrees that if it terminates this Lease because of either contingency outlined in this paragraph 31, it will reimburse the reasonable, actual out-of-pocket expenses incurred by Tenant in connection with the TI Work (e.g., fees charged by Tenant's architects, engineers, space planners, etc.) between the date on which this Lease became fully executed and the date on which Landlord advised Tenant in writing of the termination of this Lease, provided that Tenant shall not incur any such expenses (i) before it is reasonably necessary to do so, given the timelines in questions and (ii) without first approving Landlord's written approval of the expenditures in question (Landlord's approval rights will be limited to confirming that the expenditure in question is reasonable and that it is reasonably necessary to incur the expenditure at the time in question; Landlord shall respond to requests for approval promptly).

      32. INTENTIONALLY DELETED.

      33. RIGHT OF FIRST OFFER. Any available space in the Building outside of the Premises that includes at least all of the space on a given floor other than space that makes up part of the Initial Premises (i.e., roughly thirty thousand (30,000) RSF of contiguous space on Floors Ground, 1,2or 3, and roughly 25,000 RSF of contiguous space on Floor 4) shall hereinafter be referred to as "RFO Space". Subject to any conflicting rights granted to other tenants prior to the date on which this Lease is fully executed, if any, Tenant shall have a right of first offer to lease any RFO Space that becomes available (i.e., the space becomes vacant with no claims to it being made by any party) during the base or additional term of the Lease on the following terms and conditions:

          (a) promptly after Landlord learns that a certain RFO Space will become available, Landlord shall advise Tenant in writing as to (i) the size, location and date of availability of such RFO Space and (ii) the fair market terms on which Landlord in good faith proposes to offer such RFO Space for lease to the public (in no event shall the offered term of lease expire later than the later of (1) seven (7) years after the proposed commencement date on the RFO Space or (2) the then-applicable expiration date of the Lease (of course, the termination option outlined above in paragraph 3(c) shall not apply to any RFO Space);

          (b) unless Tenant notifies Landlord in writing on or before that day which is ten (10) business days from the date on which Tenant received the above-described notice of availability from Landlord that Tenant irrevocably elects to expand the Premises to include all of the RFO Space on the terms offered by Landlord or on other terms if such other terms have been mutually agreed to in writing by Landlord and Tenant, Tenant shall automatically lose all rights to the offered RFO Space, other than those Future Premises rights which exist under paragraph 2(c) of this Lease, in which case Landlord shall thereafter be free to lease all or any portion of such offered RFO Space on whatever terms and conditions it may choose, with the exception that if the term of lease on offered RFO Space last proposed by Landlord to Tenant extended beyond the then-applicable expiration date of this Lease, and if Landlord subsequently offered a shorter term of lease to a third party, Landlord shall reoffer the subject RFO Space to Tenant on the terms most recently offered to the third party, in which case Tenant shall have five (5) business days to accept such new terms in writing. Notwithstanding the foregoing, however, if Tenant loses its rights to the offered RFO Space in accordance with the foregoing, and if Landlord thereafter leases such space to a third party, the space will again become available RFO Space when the new lease with the third party terminates or expires; and

          (c) if at the time Tenant delivers Landlord its written notice irrevocably electing to expand the Premises to include the offered RFO Space or at any time between such date and the commencement date for the RFO Space in question, Tenant has defaulted under the Lease and failed to cure the default in the cure period outlined in the Lease, Landlord shall have the option to declare Tenant's notice of exercise null and void, in which case the Premises shall not be expanded to include the offered RFO Space.

      34. TENANT REQUESTED ALTERNATES. In Exhibit C is a section captioned "Tenant Requested Alternates" outlining certain improvement work to the Building and/or Premises. Landlord hereby agrees that Tenant may elect to have all, some or none of the Tenant Requested Alternates work undertaken at Tenant's sole expense, provided that such election is made in a writing delivered to Landlord prior to December 31, 1998. Tenant's failure to make such a written election by such date shall constitute Tenant's irrevocable decision to forego all of the Tenant Requested Alternates work. Whatever Tenant Requested Alternates work Tenant elects to have undertaken pursuant to the foregoing shall hereinafter be referred to the "TRA Work". The TRA Work, if any, shall be contracted for by Tenant and shall be done in accordance with the terms of the TI Work section of Exhibit C and paragraph 11(b) above and Landlord shall be entitled to charge a construction management fee of two and one-half percent (2 1/2%) on all of the TRA Work. Tenant hereby agrees that it shall endeavor with diligence and good faith to cause the completion of such TRA Work as soon as is reasonably possible under the circumstances and Tenant hereby further agrees that in no event shall the failure to complete the TRA Work constitute a delay in either the substantial completion of the Landlord's Work or the Commencement Date.

      35. LEASEHOLD MORTGAGE. Tenant shall have the right at any time and from time to time, without Landlord's consent, to mortgage, grant a security interest in or otherwise encumber all or any portion of Tenant's leasehold estate with a Leasehold Mortgage. Prior to the execution of a Leasehold Mortgage Tenant shall give Landlord written notice thereof, including the name and address of the Leasehold Mortgagee, and provide Landlord with a complete copy of the Leasehold Mortgage. The term Leasehold Mortgage shall include deeds of trust and security agreements.

          (a) Landlord hereby consents to the inclusion in any Leasehold Mortgage of a provision for an assignment of proceeds payable to Tenant pursuant to Tenant's leasehold estate to the Leasehold Mortgagee, and a provision that the Leasehold Mortgagee in any action to foreclose the same shall be entitled to the appointment of a receiver of Tenant's leasehold estate, neither of which provisions shall alter or impair in any manner Landlord's prior rights or remedies under this Lease. For the benefit of any Leasehold Mortgagee (provided Landlord has first received written notice of such Leasehold Mortgagee's name and address), Landlord agrees not to accept a voluntary surrender of this Lease by Tenant, at any time while a Leasehold Mortgage shall remain a lien on Tenant's leasehold estate, except following a default hereunder and the expiration of the applicable cure period. If a Leasehold Mortgagee acquires Tenant's Leasehold estate by foreclosure or if Tenant assigns its Leasehold estate to the Leasehold Mortgagee

(individually, a "Successor" and collectively, "Successors"), the Successors shall be bound by the obligations of Tenant under this Lease, provided that if a Leasehold Mortgage thereafter assigns its rights under this Lease to another party in accordance with the terms of this Lease, the Leasehold Mortgagee shall be released from those obligations under this Lease which accrue after such assignment.

          (b) If a Leasehold Mortgagee shall have given to Landlord a written notice signed by Tenant, specifying the name and address of such Leasehold Mortgagee, Landlord shall send, in accordance with the provisions of paragraph 30(a) to such Leasehold Mortgagee, a copy of each notice of default ("Notice") at the same time as and whenever any such notice shall be given by Landlord to Tenant. Landlord shall accept performance and compliance by any such Leasehold Mortgagee, of and with any term, covenant, agreement, provision, condition or limitation on Tenant's part to be kept, observed or performed hereunder with the same force and effect as though kept, observed or performed by Tenant.

          (c) Landlord agrees that upon receipt of any Notice, any Leasehold Mortgagee shall have the right, but not the obligation, to cure any default(s) (or acts or omissions which are the subjects of the Notice) cited in the Notice within the cure period contained in this Lease. Upon any Leasehold Mortgagee's full compliance with or performance of any obligation(s), the noncompliance with or nonperformance of which was the subject of the Notice, within said applicable period, the default(s), acts or omissions in question shall be deemed cured and no longer subject to Landlord's exercise of its default remedies.

          (d) If a Leasehold Mortgagee has succeeded to the interest of Tenant under this Lease and Landlord has terminated this Lease for Tenant's default, and if within ten (10) days after the receipt of notice thereof, Leasehold Mortgagee gives Landlord a binding and irrevocable notice that it wishes to enter into a new Lease, Landlord shall prepare, at the Leasehold Mortgagee's expense, and Landlord or its nominee and such Leasehold Mortgagee shall within thirty (30) days thereafter mutually execute and deliver a new lease (the "New Lease") of the Premises to such Leasehold Mortgagee, for the remainder of the Term, at the fixed rent and upon the terms, covenants, agreements, provisions, conditions and limitations herein contained, provided, however, that:

                (i) such Leasehold Mortgagee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, upon presentation by Landlord of documentation thereof, all reasonable expenses, including reasonable attorneys' fees, which Landlord shall have incurred by reason of such default and termination and the execution and delivery of the New Lease which have not otherwise been received by Landlord; and

                (ii) such Leasehold Mortgagee shall have remedied at or before the execution of such New Lease any of Tenant's defaults of which such Leasehold Mortgagee was notified by a Notice, except for any default which, by its nature (and not by reason of any incapacity or characteristic of such Leasehold Mortgagee), is not then reasonably susceptible of being cured by such Leasehold Mortgagee (such Leasehold Mortgagee must continue to diligently and in good faith endeavor to complete the cure of any such default, however).

      The tenant under such New Lease shall have the same right, title and interest in and to the Premises and deposit as Tenant has under this Lease. Any Leasehold Mortgagee shall be liable to perform all obligations imposed on the tenant by such New Lease during, or which arise on account of, the period such Leasehold Mortgagee has title to Tenant's leasehold estate, and said Leasehold Mortgagee shall remain liable for such obligations which arose during, or on account of, such period even after such period expires. However, a Leasehold Mortgagee shall not be liable for those obligations which accrue after the date the Leasehold Mortgagee has assigned its rights under this Lease to another party in accordance with the terms of this Lease.

          (c) Nothing contained in this Lease or in such Leasehold Mortgage shall be deemed or construed to relieve Tenant from the full and faithful observance and performance of its covenants herein contained, or from any liability for the nonobservance or nonperformance thereof, or to require or provide for the subordination to the lien of such Leasehold Mortgage of any estate, right, title or interest of Landlord in or to the Premises or this Lease.

      36. UNION LABOR. Tenant hereby agrees that any time during which Landlord's first mortgagee (whether construction or permanent lender) is a labor union-based lender (e.g., a pension fund for labor union members, a labor union itself, a life insurance company for labor union members, a credit union for labor union members, etc.), Tenant will ensure that any and all of the TI Work, TRA Work, or subsequent repair, alteration or improvement work undertaken in the Premises or the Building for Tenant's account is performed only by labor union contractors that employ or use only labor union members, provided that Landlord is subject to the same restriction.

      37. RIGHT OF FIRST OFFER TO PURCHASE. If the Landlord elects, during the term of the Lease, to sell the Building with or without the Garage, it will provide Tenant with a Right of First Offer as follows: (a) the Landlord will provide to Tenant written notice of the terms it is prepared to accept and Tenant will then have thirty (30) days in which to either accept such terms or negotiate other terms acceptable to both parties (in any event, a binding contract must be entered into within such thirty (30) day period); (b) if such a binding contract is not entered into within such thirty (30) days, the Landlord shall then be free to offer the property in question to third parties, with the caveat that if the Landlord is prepared to accept from such a third party financial terms that are collectively more than 3% less than those last offered by Landlord to Tenant, the Landlord must re-offer the property on such better terms to Tenant, but if Tenant does not accept such better terms in writing within three (3) business days, its rights shall again be lost; (c) during the pendency of any post-cure period default by Tenant, Landlord shall be free to enter into a binding contract to sell the property to a third party without providing Tenant with its above-outlined Right of First Offer (in such event, of course, Landlord shall then be empowered to close the sale in accordance with the terms of the third party contract, but if Tenant cures its default before a binding contract is entered into with a third party, its rights shall be reinstituted); and (d) Tenant's Right of First Offer shall not apply to either a sale of less than 100% of the ownership interests in Landlord (however, the retention by Landlord or a member of Landlord of a small ownership interest for the reason of circumventing the terms of this paragraph 37 shall not be permitted) or to a sale of the Building coupled with another asset (other than the Garage) worth more than $1,000,000, whether such other asset is owned by the same entity as the Building or not. In addition, this Right of First Offer shall not survive the first arms length sale of the subject property by Landlord to an unrelated party (i.e., it will not be binding on successors to the Landlord's interests, other than successors who do not qualify as arms length third parties), nor shall it operate in the event of a foreclosure sale by one of Landlord's lenders (in that event, it shall simply be voided). Finally, a sale by Landlord that is either not arms length or is to a party that is affiliated with or related to Landlord shall not trigger Tenant's rights hereunder. If at the time the parties enter into a binding purchase and sale agreement pursuant to the foregoing or at any time between such date and the designated closing date, Tenant defaults under this Lease and fails to cure the default in the cure period outlined in this Lease, Landlord shall have the option to declare the purchase and sale agreement null and void, in which case Landlord shall be free to then sell the subject property to a third party on any terms and conditions provided the sale closes within the following nine (9) months. The above-described Right of First Offer is exercisable by any assignee of Tenant's interest under this Lease, provided that the assignment was either consented to by Landlord in accordance with the terms of paragraph 18 of this Lease or the assignment was of a type that may be consummated without Landlord's consent pursuant to the terms of paragraph 18 of this Lease.

      38. CONFIDENTIALITY. Landlord is currently bound by certain confidentiality requirements in its contract with the existing owner of the Premises. Landlord and such existing owner are currently discussing how best to advise the existing tenants in the Building of the redevelopment of the Building required as a result of this Lease. Landlord currently believes that disclosure of the RealNetworks lease will be permitted within the next thirty (30) days. However, until the sooner of the date on which such agreement is finalized and the date on which Landlord acquires the Building, Landlord and Tenant agree that they shall take all reasonable efforts to ensure the confidentiality of the existence of, and terms of, this Lease, and neither shall make any public statements, press releases or other statements to the media without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the forgoing, however, the terms of this paragraph 38 shall not require either party to violate any applicable law, regulation or court order, nor shall the terms of this paragraph 38 require Tenant to disregard prudent SEC practice.

      IN WITNESS WHEREOF, the parties hereto have executed this Lease.

                                          LANDLORD

Executed this ___ day of                  2601 Elliott LLC, a Washington limited
January, 1998                             liability company

                                          By
                                            ------------------------------------
                                            Jeffrey A. Roush, Managing Member

                                          TENANT

Executed this ___ day of                  RealNetworks, Inc, a Washington
January, 1998                             corporation


                                          By
                                            ------------------------------------
                                               Its
                                                  ------------------------------

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF KING          )

          On this ______day of _____________, 1998, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared JEFFREY A. ROUSH, known to me to be the Managing Member of 2601 ELLIOTT LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

          I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

          WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.


                              --------------------------------------
                              Signature

                              --------------------------------------
                              Print Name
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at______________.
                              My commission expires________________.

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF KING          )

          On this _________day of _______________, 1998, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared ____________, known to me to be the ____________ of REALNETWORKS, INC., a Washington corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

          I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

          WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.


                              --------------------------------------
                              Signature

                              --------------------------------------
                              Print Name
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at______________.
                              My commission expires________________.